  As filed with the Securities and Exchange Commission on March 28, 2000
                                                     Registration No. 333-95815

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                --------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                          ORATEC INTERVENTIONS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                --------------
         Delaware                    3845                    94-3180773
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      Organization)

                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)
                                --------------
                               Kenneth W. Anstey
                            Chief Executive Officer
                          ORATEC Interventions, Inc.
                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                --------------
                                  Copies to:
            Mark B. Weeks                       Patrick T. Seaver
             Laurel Finch                        Charles K. Ruck
           Brooke Campbell                        Shayne Kennedy
          VENTURE LAW GROUP                      LATHAM & WATKINS
      A Professional Corporation              650 Town Center Drive
         2800 Sand Hill Road                   Costa Mesa, CA 92626
     Menlo Park, California 94025

                                --------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                --------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
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
                                                       Proposed
                                          Proposed      Maximum
 Title of each Class of     Amount        Maximum      Aggregate    Amount of
    Securities to be         To be     Offering Price  Offering   Registration
       Registered        Registered(1)  Per Share(2)   Price(2)      Fee(3)
-------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    4,600,000       $13.00     $59,800,000 $15,787.20(3)

-------------------------------------------------------------------------------
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(1) Includes 600,000 shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3) Previously paid.

                                --------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

                Preliminary Prospectus dated March 28, 2000

PROSPECTUS
-----------

                                4,000,000 Shares

                           [ORATEC LOGO APPEARS HERE]

                                  Common Stock

                                 ------------

  This is ORATEC's initial public offering of common stock. All the shares of common stock are being sold by ORATEC.

  We expect the initial public offering price to be between $11.00 and $13.00. Currently, no public market exists for the shares. We have applied to list our common stock on the Nasdaq National Market under the symbol "OTEC."

  Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 5 of this Prospectus.

                                 ------------

                                                            Per Share        Total
                                                            ---------        -----
  Public offering price..................................       $              $
  Underwriting discount..................................       $              $
  Proceeds, before expenses, to ORATEC...................       $              $

  The underwriters may also purchase up to an additional 600,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of common stock will be ready for delivery on or about   , 2000.

                                 ------------

Merrill Lynch & Co.

                               J.P. Morgan & Co.

                                                      U.S. Bancorp Piper Jaffray

                                 ------------

                    The date of this prospectus is   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary of the Prospectus................................................   3
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  11
Use of Proceeds..........................................................  12
Our Policy Regarding Dividends...........................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  22
Management...............................................................  38
Transactions with Directors, Executive Officers and 5% Stockholders......  48
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Where You Can Find More Information......................................  60
Index to Financial Statements............................................ F-1

                               ----------------

  You should rely only on the information contained in this prospectus. We have not and the underwriters have not authorized any other person to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

  Until    , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

  We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. The term "ORATEC" and our logo are registered trademarks owned by us. We have also filed for trademark protection for the use of the terms SpineCATH, IDET, ElectroThermal and Vulcan which are used in conjunction with the sale of our products. This prospectus also makes reference to trademarks of other companies.

  Our principal offices are located at 3700 Haven Court, Menlo Park, CA 94025 and our telephone number is (650) 369-9904. We were incorporated in May 1993 as Dorsamed Incorporated, and we changed our name to ORATEC Interventions, Inc. in October 1995.

                           SUMMARY OF THE PROSPECTUS

  This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                           ORATEC Interventions, Inc.

  ORATEC Interventions develops and markets innovative medical devices that use controlled thermal energy to treat spine and joint disorders. We currently market two minimally invasive systems, the SpineCATH IntraDiscal ElectroThermal Therapy, or IDET, system and the ElectroThermal Arthroscopy System. Our proprietary systems use heat to modify, cut or remove damaged or stretched soft tissue. We market our products to orthopedic surgeons, neurosurgeons and pain management specialists.

  Our SpineCATH IDET system offers a minimally invasive outpatient alternative to patients suffering from chronic low back pain caused by degenerative disc disease. The IDET system enables physicians to navigate to the location of damaged tissue within a spinal disc using a self-guiding single use catheter. Physicians can then apply heat directly to the disc wall, causing the tissue to contract and thicken. We believe that the application of heat desensitizes nerve fibers and over time results in a stiffening of the disc wall. Treatment with the IDET system is indicated for degenerative disc disease, including contained herniations, which are small bulges in the disc wall. IDET is not recommended for the treatment of completely ruptured discs. Following the IDET procedure, many patients have experienced significant pain reduction and improved overall quality of life, and have reduced or eliminated pain medication. The procedure does not require general anesthesia or extended hospitalization and does not subject the patient to the post-operative complications often associated with spine surgery. The IDET system was formally launched in October 1998, and we estimate that, as of December 31, 1999, over 640 physicians had performed the IDET procedure on approximately 11,000 patients.

  Back pain costs the U.S. economy over $50 billion annually and represents the second most common reason for doctor visits. Conditions related to back pain account for more hospitalizations annually than any other orthopedic condition. It is estimated that, at any given time, five million individuals in the U.S. suffer from low back pain. The vast majority of these cases are resolved within three months using non-operative therapies ranging from physical therapy to spinal injections. However, many of these individuals fail to improve with non-operative therapies, suffer from degenerative disc disease and yet do not have the level of disc degeneration necessary to warrant a spinal fusion. We believe these individuals are candidates for our IDET procedure.

  In addition to our spine products, we offer a proprietary ElectroThermal Arthroscopy System, which treats joint disorders through the application of controlled heat by modifying, cutting or removing soft tissue. The system provides a minimally invasive outpatient treatment option for patients who suffer from joint disorders caused by loose or stretched ligaments and whose most viable option is often open surgery. In addition, we believe our system can improve on existing arthroscopic procedures through tissue modification in combination with tissue anchoring, cutting and removal, or ablation. The ElectroThermal Arthroscopy System was launched in March 1997. In November 1999, we introduced the new Vulcan ElectroThermal Arthroscopy System (EAS) which combines the benefits of rapid tissue cutting and ablation capabilities with the ability to modify tissue using our temperature control technology. We estimate that, as of December 31, 1999, over 1,500 physicians had used our arthroscopy products in approximately 100,000 procedures.

  Approximately 2.2 million arthroscopic procedures were performed in the U.S. in 1998. However, many joint injuries and disorders are still treated using open surgery because, for many of these conditions, arthroscopic techniques are not available, not effective or are difficult to perform. Our products expand arthroscopic treatment options for surgeons treating joint disorders.

  We have a separate sales and marketing team for each of the spine and arthroscopy markets in order to address the different physician groups in these growing areas. Our sales organizations include direct sales employees complemented by select sales agencies. We have entered into an exclusive distribution agreement with DePuy AcroMed, a division of Johnson & Johnson, for the international marketing and sales of our spine products. The marketing platform for both spine and arthroscopy is built on scientific and clinical data and extensive physician training programs. The products we currently market have either received the necessary 510(k) pre-market clearance from the FDA or are exempt from this requirement. As of December 31, 1999 we had 12 issued patents, four notices of allowance and 45 U.S. and foreign patent applications pending.

                                  The Offering

Common stock offered by ORATEC....... 4,000,000 shares
Common stock to be outstanding after
 the offering........................ 20,491,149 shares
Use of proceeds...................... Expanded sales and marketing activities, future product development, repayment of
                                      debt and general corporate purposes. See
                                      "Use of Proceeds."
Proposed Nasdaq National Market sym-
 bol................................. "OTEC"

  The share data in the table above is based on shares outstanding as of December 31, 1999 and excludes: (a) 3,374,037 shares that were subject to outstanding options at a weighted average exercise price of $3.26 as of December 31, 1999; (b) 212,908 shares that were issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share as of December 31, 1999; and (c) an aggregate of 1,618,700 shares that were available for future issuance under our 1999 stock plan, our 1999 directors' plan and our 1999 employee stock purchase plan as of December 31, 1999.

                             Summary Financial Data
                     (in thousands, except per share data)

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     ------  --------  -------
Statement of Operations Data:
  Sales............................................. $2,600  $ 11,129  $31,365
  Gross profit......................................    859     4,563   18,335
  Total operating expenses..........................  7,857    15,748   27,293
  Net loss.......................................... (6,832)  (11,342)  (9,669)
  Net loss per common share, basic and diluted...... $(1.75) $  (2.83) $ (2.30)
  Shares used in computing net loss per common
   share, basic and diluted.........................  3,912     4,006    4,201
  Pro forma net loss per share, basic and diluted
   (unaudited)......................................                   $ (0.59)
  Shares used in computing pro forma net loss per
   share, basic and diluted (unaudited).............                    16,276

                                                           December 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                                    (unaudited)
Balance Sheet Data:
  Cash, cash equivalents and short term investments...... $  8,874    $52,714
  Total assets...........................................   23,841     67,681
  Long term obligations, net of current portion..........    4,348      4,348
  Redeemable convertible preferred stock.................   35,816        --
  Common stock, additional paid-in capital, deferred
   stock compensation, receivable from stockholder and
   accumulated deficit...................................  (29,385)    50,271

  The as adjusted numbers in the table above reflect receipt of the net proceeds from the sale of shares of common stock offered by us at an assumed offering price of $12.00 per share, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us. See also "Use of Proceeds," "Capitalization" and "Underwriting."

  Except as otherwise indicated, all information in this prospectus is based on the following assumptions: (a) the conversion of each outstanding share of redeemable preferred stock into one share of common stock upon the completion of this offering, (b) no exercise of the underwriters' overallotment option and
(c) the filing of our amended and restated certificate of incorporation immediately following the closing of the offering.

                                  RISK FACTORS

  If you purchase our common stock and become an ORATEC stockholder, you will be subject to risks inherent in our business. Our stock price will fluctuate for many reasons, including how our business performs relative to, among other things, competition, market conditions and general economic and industry conditions. You should carefully consider the following risk factors as well as other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are intended to be the material risks that are specific to us, to our industry or to companies going public. There may be other risks which we do not currently believe are material which may impair our business.

If physicians do not support the use of our products, we may not achieve future sales growth.

  Our product sales have mainly been to a group of early adopting physicians who are receptive to minimally invasive techniques. Other physicians may not purchase our products until there is long term clinical evidence to convince them to alter their existing treatment methods and recommendations from prominent physicians that our products are effective in treating spine and joint disorders. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement. If we fail to gain further physician support for our products, we may not achieve expected revenues and may never become profitable.

Because several large insurance companies have refused to reimburse health care providers for our procedures, physicians, hospitals and other health care providers may be reluctant to use our products and sales may decline.

  Physicians, hospitals and other health care providers are unlikely to purchase our products if they do not receive reimbursement from payors for the cost of the procedures using our products. There are payors, including several large insurance companies, that have refused to reimburse for the cost of procedures using our products until peer reviewed clinical data has been published. In addition, even upon the publication of peer reviewed data, payors still may not reimburse for the procedure. The advent of contracted rates per procedure has also made it difficult to receive reimbursement for disposable products, even if the use of these products improves clinical outcomes. See "Business--Third-Party Reimbursement."

Because we lack sufficient long term data regarding the safety and efficacy of our products, we could find that our long term data does not support our current clinical results.

  Because our spine products are supported by only two years of patient follow up and our arthroscopy products are supported by only three years of patient follow up, we could discover that our current clinical results cannot be supported. If longer term patient studies or clinical experience indicate that treatments with our products do not provide patients with sustained benefits, our sales could decline. If longer term patient studies or clinical experience indicate that our procedures cause tissue damage, motor impairment or other negative effects, we could be subject to significant liability. Further, because some of our data has been produced in studies that are not randomized and involve small patient groups, our data may not be reproduced in wider patient populations. In addition, we are aware of studies related to our arthroscopy products that have produced bench data that is inconsistent with our scientific findings. If we are unable to produce clinical data that is supported by the independent efforts of other clinicians, our business could suffer.

Because we expect operating expenses to increase substantially in the forseeable future and cannot be certain that revenues will continue to increase, we may never become profitable.

  We anticipate that our operating expenses will increase substantially in absolute dollars for the foreseeable future as we expand our sales and marketing, manufacturing, product development and administrative staff. If sales do not continue to grow, we may not be able to achieve or maintain profitability in the future. We have incurred net losses each year since inception. In particular, we incurred losses of $11.3 million in 1998 and $9.7 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $30.7 million.

Because we are introducing new products and technology into the spine and arthroscopy markets, we may fail to gain market acceptance for our products and our business could suffer.

  We have developed products for spine and joint disorders that we believe are not effectively addressed by existing medical devices. Because we are introducing novel technology into these markets, we face the challenge of gaining widespread acceptance of our products. If we fail at this task, we may not achieve expected revenues and may never become profitable.

You may have a difficult time evaluating an investment in our stock because we have a limited operating history.

  You can only evaluate our business based on a limited operating history because we began selling arthroscopy products in 1997 and spine products in 1998. This short history may not be adequate to enable you to fully assess our ability to successfully develop our products, achieve market acceptance of our products and respond to competition.

Because we face significant competition from companies with greater resources than we have, we may be unable to compete effectively.

  The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We compete with many larger companies that enjoy several competitive advantages, including:

  .  established distribution networks;

  .  products that are supported by long term clinical data;

  .  products that have been approved for reimbursement;

  .  established relationships with health care providers and payors; and

  . greater resources for product development, sales and marketing and patent litigation.

  At any time, other companies may develop additional directly competitive products. See "Business--Competition."

Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights.

  Protection of our patent portfolio is key to our future success, particularly because we compete in the medical device industry. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications and the notices of allowance we have received may not issue as patents in a form that will be advantageous to us. Our patents and applications cover particular aspects of our products and technology. There may be more effective technologies, designs or methods. If the most effective treatment method is not covered by our patents or applications, it could have an adverse effect on our sales. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a substantial diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could result in a decrease in our market share.

Because the medical device industry is litigious, we are susceptible to an intellectual property suit.

  There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally, and in the spine and arthroscopy market segments particularly. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by U.S. patents held by them. In consultation with our experts, we have made a careful analysis of patents covering related technology, and, based on this analysis, we believe that either those patents or claims are invalid, or if valid, that we do not infringe. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our products may infringe. There could also be existing patents that one or more of our products may inadvertently be infringing of which we are unaware. As the number of competitors in the markets for minimally invasive treatment of spine and joint disorders grows, the possibility of a patent infringement claim against us increases. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and divert management's attention from our core business.

If we are sued for patent infringement, we could be prevented from selling our products and our business could suffer.

  We are aware of the existence of patents held by competitors in the spine and arthroscopy markets which could result in a patent lawsuit against us. However, following a review of those patents with outside experts, we believe they are invalid or that if valid, we do not infringe. In the event that we are subject to a patent infringement lawsuit and if the relevant patent claims are upheld as valid and enforceable, we believe we have defenses based on noninfringement. If our products are found to infringe a valid patent, we could be prevented from selling them unless we can obtain a license or are able to redesign the product to avoid infringement. A license may not be available or if available may be on terms unacceptable to us, or we may not be successful in any attempt to redesign our products to avoid any infringement. Modification of our products or development of new products could require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we are not successful in obtaining a license or redesigning our products, we may be unable to sell our products and our business could suffer.

Product liability claims brought against us could result in payment of substantial damages to plaintiffs.

  We manufacture medical devices that are used on patients in surgical procedures, and we may be subject to product liability lawsuits. In particular, the market for spine products has a history of product liability litigation. We have reported to the FDA instances in which burns were reported in connection with the use of our arthroscopy products and one instance of nerve inflammation caused by an arthroscopic procedure performed on the shoulder. We have also reported instances in which the tip of the SpineCATH catheter broke off in the patient's body as the catheter was being removed after the procedure and instances in which the SpineCATH catheter experienced an electrical short during the procedure, resulting in a small burn at the entry point on the skin. We believe that both the catheter breakage and electrical shorts were related, in the majority of the reported instances, to overmanipulation of the catheter which caused the catheter to kink. In addition, we have reported instances in which the SpineCATH catheter has passed outside the disc wall causing mild motor impairment. We do not believe that any of these instances were the result of design flaws. During 1999, we sent a letter to our physician customers informing them of the close association between catheter kinking and breakage and a safety alert emphasizing the importance of following the correct protocol during the IDET procedure.

  Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. Our insurance policies have various exclusions, and thus we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we decide not to carry this insurance. Finally, even a meritless or unsuccessful product liability claim would be time consuming and expensive to defend and could result in the diversion of management's attention from our core business. A lawsuit has been filed in state court in New Jersey by a patient who claims that he was injured during treatment with the SpineCATH catheter. We are currently investigating the claims set forth in the complaint. See "-- Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties."

Any failure to build and manage our sales organization may negatively affect our market share and revenues.

  We currently have two separate sales forces, one for each of our spine and arthroscopy product lines, and we rely on a combination of direct sales employees and sales agents to sell each product line in the U.S. We need to expand both the spine and arthroscopy sales teams over the next 12 months to achieve our market share and revenue growth goals. There are significant risks involved in building and managing our spine and arthroscopy sales forces, including:

  . failure to manage the development and growth of two distinct sales forces;

  . failure to adequately train both our employees and our outside sales agents in the use and benefits of our products; and

  . dependence on outside agencies, over which we have limited or no control.

  See "--If we fail to support our anticipated growth in operations, our business could suffer." See also "Business--Sales and Marketing."

Any failure in our physician training efforts could significantly reduce product sales.

  It is critical to the success of our sales effort to train a sufficient number of physicians and to provide them adequate instruction in the use of our products. We rely on physicians to spend their time and money to attend our training sessions. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our product sales.

If we fail to support our anticipated growth in operations, our business could suffer.

  To succeed in the implementation of our business strategy, our management team must rapidly execute our sales strategy and further develop products, while managing anticipated growth by implementing effective planning and operating processes. To manage anticipated growth in operations, we must increase our manufacturing and quality assurance staff, expand our sales teams and expand our manufacturing facility. Our systems, procedures and controls may not be adequate to support our expected growth in operations.

If we fail to meet the demand for generators as we fully transition their manufacture to internal operations, we may experience a decrease in sales.

  We transitioned the manufacture of our generators, including the Vulcan generator, to internal operations in October 1999. We have limited experience manufacturing generators and our internal production may have difficulty meeting customer demand. In addition, we may be unable to obtain a sufficient number of generators from a third party supplier to satisfy customer needs. Any failure to manufacture a sufficient number of generators to keep pace with demand, or any failure to make generators of sufficient quality or at a commercially reasonable cost will lead to lower than expected generator placements and a corresponding decrease in the sale of the disposable products.

Because we have limited control over third-party distributors, we may be unable to sell our products in international markets.

  We intend to rely on third-party distributors, over whom we have limited control, to sell our products in international markets. We have entered into an exclusive agreement with, and are dependent upon, DePuy

AcroMed for the marketing and sales of our spine products internationally. We also have exclusive distributor relationships for the sale of our arthroscopy products in foreign countries, including Australia, Belgium, Canada, Italy, the Netherlands, Spain, Taiwan and the United Kingdom.

Because we compete with Mitek, an Ethicon division of Johnson & Johnson, in the arthroscopy market, a conflict with them could negatively affect our international spine sales efforts which are conducted exclusively by DePuy AcroMed, another division of Johnson & Johnson.

  Because our exclusive international spine product distributor is affiliated with competitors in both the spine and arthroscopy markets, they may devote insufficient resources to sales of our products or a conflict may arise which could disrupt international sales. If DePuy AcroMed fails to devote adequate resources to our products, we could fail to achieve expected international sales. If a conflict arises which we could not readily resolve, there could be a period of declining international sales as we search for an alternative means of international product distribution. See "Business--Competition."

Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

  We are subject to a host of federal, state, local and international regulations regarding the testing, manufacture, distribution, marketing, promotion, record keeping and reporting of our products. In particular, our failure to comply with FDA regulations could result in, among other things, recalls of our products, substantial fines and/or criminal charges against us and our employees.

Product sales, introductions or modifications may be delayed or canceled as a result of the FDA regulatory process, which could cause our sales to decline.

  Before we can sell a new medical device in the U.S., we must obtain FDA clearance, which can be a lengthy and time-consuming process. The products we market have obtained the necessary clearances from the FDA through premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or were exempt from the 510(k) clearance process. We have modified some of our products, but we do not believe these modifications require us to submit new 510(k) notifications. However, if the FDA disagrees with us and requires us to submit a new 510(k) notification for modifications to our existing products, we may be required to stop marketing the products while the FDA reviews the 510(k) notification, or if the FDA requires us to go through a lengthier, more rigorous examination than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain premarket approval, or PMA, process. See "Business--Government Regulation."

Off label use of our products could result in substantial penalties.

  510(k) clearance only permits us to promote our products for the uses indicated on the labels cleared by the FDA. We may request additional label indications for our current products, and the FDA may deny those requests outright, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared product as a condition of clearance. If the FDA determines that we have marketed our products for off label use, we could be subject to fines, injunctions or other penalties.

  Our disposable probes have been cleared by the FDA for single use, but we are aware that from time to time physicians reuse our disposable products. We have strongly advised physicians against reuse of our products. See "Business-- Government Regulation."

Our stock price, like that of many early stage medical technology companies, may be volatile.

  If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low.

  In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

We may need to raise additional capital in the future and may be unable to do so on acceptable terms.

  We may need to raise additional funds for operations and to execute our business strategy. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to holders of common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering.

  Immediately after this offering, our executive officers and directors, and their respective affiliates, will continue to own approximately 27.2% of our outstanding common stock. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage a takeover.

  Provisions of our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. See "Management--Board Composition" and "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  There are statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus which are forward-looking, such as "may," "plans," "expects" or "continue" and other similar words. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the 4,000,000 shares of common stock we are offering are estimated to be $43,840,000 ($50,536,000 if the underwriters' over-allotment option is exercised in full), assuming an offering price of $12.00 per share, after deducting the estimated underwriting discount and commissions and the estimated offering expenses.

  We currently intend to use the net proceeds from this offering for expansion of sales, marketing and reimbursement activities, future development of our product lines and approximately $9.0 million to repay debt with interest rates ranging from 7% to 13% and maturities ranging from month to month to August 2002. We currently intend to use the remaining proceeds for general corporate purposes. The debt being repaid was used primarily for purchasing generators and funding the increased costs of operations as ORATEC's sales activities increased. We have not yet determined our expected use of the remaining proceeds, but we currently estimate that we will incur at least $18 million in sales, marketing, reimbursement and product development expenses and $5 million in capital expenditures over the next 18 months. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies, although we have no present commitments with respect to any acquisition or investment. The amount of cash that we actually expend for any of the described purposes will vary significantly depending on a number of factors, including future sales growth, if any, and the amount of cash we generate from operations. Thus, management will have significant discretion in applying the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short term, investment grade, interest bearing securities.

                         OUR POLICY REGARDING DIVIDENDS

  We have never paid dividends on our common stock or redeemable preferred stock. We currently intend to retain any future earnings to fund the development of our business. In addition, there is a covenant in one of our loan agreements restricting our ability to pay dividends. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth the following information:

  . the actual capitalization of ORATEC as of December 31, 1999;

  . the pro forma capitalization of ORATEC, after giving effect to the automatic conversion of all outstanding shares of preferred stock into 12,079,948 shares of common stock; and

  . the as adjusted capitalization, after giving effect to the sale of shares of common stock at an assumed initial public offering price of $12.00 per share in this offering, after deducting the estimated underwriting discount and commissions and estimated offering expenses that ORATEC expects to pay in connection with this offering.

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to the Financial Statements included elsewhere in this prospectus.

                                               December 31, 1999
                                    -------------------------------------------
                                      Actual       Pro Forma      As Adjusted
                                    ------------  ------------   --------------
                                     (in thousands, except per share data)
                                                  (unaudited)
Current portion of long term
 obligations......................  $      3,130  $      3,130    $      3,130
                                    ============  ============    ============
Long term obligations.............  $      4,348  $      4,348    $      4,348
Redeemable convertible preferred
 stock, par value $0.001 per
 share; 12,400,000 shares
 authorized, actual; 12,079,948
 shares issued and outstanding,
 actual; 5,000,000 shares
 authorized, none issued or
 outstanding, pro forma and as
 adjusted.........................        35,816           --              --
Common stock, par value $0.001 per
 share, 19,900,000 shares
 authorized, actual; 4,411,201
 shares issued and outstanding,
 actual; 75,000,000 shares
 authorized, pro forma; 16,491,149
 issued and outstanding, pro
 forma; 75,000,000 shares
 authorized, as adjusted;
 20,491,149 shares issued and
 outstanding, as adjusted.........             4            16              20
Additional paid-in capital........         1,625        37,429          81,265
Deferred stock compensation.......          (320)         (320)           (320)
Receivable from stockholder.......            (9)           (9)             (9)
Accumulated deficit...............       (30,685)      (30,685)        (30,685)
                                    ------------  ------------    ------------
Total capitalization..............  $     10,779  $     10,779    $     54,619
                                    ============  ============    ============

--------
This table excludes the following shares (in thousands, except per share data):

  . 3,374,037 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.26 per share as of December 31, 1999;

  . 212,908 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share as of December 31, 1999; and

  . an aggregate of 1,618,700 shares available for future issuance under our 1999 stock plan, our 1999 directors' plan and our 1999 employee stock purchase plan as of December 31, 1999. See "Management--Stock Plans" and
    Note 11 of Notes to Financial Statements.

                                    DILUTION

  The pro forma net tangible book value of our common stock on December 31, 1999 was $6,431,000 or $0.39 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of shares of common stock in this offering and after deducting the estimated underwriting discount and commissions and our estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $50,271,000 or $2.45 per share of common stock. This represents an immediate increase in net tangible book value of $2.06 per share to existing stockholders and an immediate dilution of $9.55 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $12.00
  Pro forma net tangible book value per share as of December 31,
   1999........................................................... $0.39
  Increase per share attributable to new investors................  2.06
                                                                   -----
  Pro forma net tangible book value per share after the offering..         2.45
                                                                         ------
  Dilution per share to new investors.............................       $ 9.55
                                                                         ======

  The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of stock purchased from us, the total consideration paid to us, and the average price per share paid.

                                  Shares
                                Purchased      Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 16,491,149   80.5% $36,883,000   43.5%    $ 2.24
New investors..............  4,000,000   19.5   48,000,000   56.5      12.00
                            ----------  -----  -----------  -----
  Total.................... 20,491,149  100.0% $84,883,000  100.0%
                            ==========  =====  ===========  =====

  This table excludes the following shares:

    . 3,374,037 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.26 per share as of December 31, 1999;

    . 212,908 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share as of December 31, 1999; and

    . an aggregate of 1,618,700 shares available for future issuance under our 1999 stock plan, our 1999 directors' plan and our 1999 employee stock purchase plan as of December 31, 1999. See "Management--Stock Plans" and Note 11 of Notes to Financial Statements.

  If the underwriters' over-allotment option is exercised in full, the following will occur:

    . the percentage of shares of common stock held by existing stockholders will decrease to approximately 78.2% of the total number of shares of our common stock outstanding after this offering; and

    . the number of shares held by new investors will be increased to 4,600,000 or approximately 21.8% of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

  The following selected financial data should be read in conjunction with the Financial Statements and Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997, are derived from audited financial statements not included in this prospectus.

                                           Years Ended December 31,
                                    -------------------------------------------
                                     1995    1996     1997      1998     1999
                                    ------  -------  -------  --------  -------
Statement of Operations Data:
Sales.............................  $  --   $   --   $ 2,600  $ 11,129  $31,365
Cost of sales.....................     --       --     1,741     6,566   13,030
                                    ------  -------  -------  --------  -------
Gross profit......................     --       --       859     4,563   18,335
Operating expenses:
  Research and development........     156      878    2,147     4,056    4,709
  Sales and marketing.............     --       561    2,622     8,318   17,541
  General and administrative......     187      945    3,088     3,374    5,043
                                    ------  -------  -------  --------  -------
    Total operating expenses......     343    2,384    7,857    15,748   27,293
                                    ------  -------  -------  --------  -------
Loss from operations..............    (343)  (2,384)  (6,998)  (11,185)  (8,958)
Interest income (expense), net....       3       82      166      (157)    (711)
                                    ------  -------  -------  --------  -------
Net loss..........................  $ (340) $(2,302) $(6,832) $(11,342) $(9,669)
                                    ======  =======  =======  ========  =======
Net loss per common share, basic
 and diluted......................  $(0.10) $ (0.60) $ (1.75) $  (2.83) $ (2.30)
                                    ======  =======  =======  ========  =======
Shares used in computing net loss
 per common share, basic and
 diluted..........................   3,246    3,841    3,912     4,006    4,201
Pro forma net loss per share,
 basic and diluted (unaudited)....                                      $ (0.59)
                                                                        =======
Shares used in computing pro forma
 net loss per share, basic and
 diluted (unaudited)..............                                       16,276

                                                December 31,
                                   -------------------------------------------
                                   1995    1996     1997      1998      1999
                                   -----  -------  -------  --------  --------
Balance Sheet Data:
Cash, cash equivalents and short
 term investments................. $  64  $ 1,778  $ 9,185  $ 15,581  $  8,874
Working capital...................   (97)   1,545    8,717    13,997     6,370
Total assets......................    97    2,593   13,418    24,195    23,841
Long term obligations, net of
 current portion..................    35      221      404     2,702     4,348
Redeemable convertible preferred
 stock............................   474    4,792   20,324    35,816    35,816
Common stock, additional paid-in
 capital, deferred stock
 compensation, receivable from
 stockholder and accumulated
 deficit..........................  (582)  (2,838)  (9,771)  (20,746)  (29,385)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

  ORATEC Interventions develops and markets innovative medical devices that use controlled thermal energy to treat spine and joint disorders. From inception in 1993 until February 1997, our operations consisted primarily of various start-up activities, including development of technologies central to our business, recruiting personnel and raising capital. In December 1995 we gained FDA 510(k) clearance for our first product, our TAC probe for the treatment of joint disorders. In March 1997, after 18 months of funding scientific and clinical studies, we formally launched this product at the American Academy of Orthopedic Surgeons convention. We received FDA 510(k) clearance for our SpineCATH product in March 1998 and formally launched this product at the North American Spine Society, or NASS, conference in October 1998. In November 1999, we introduced the new Vulcan ElectroThermal Arthroscopy System (EAS).

  All of our revenues are generated from the sales of our spine and arthroscopy products. For the year ended December 31, 1999, 90% of our total sales was derived from our disposable spine catheters and arthroscopy probes and 10% was derived from sales of generators and accessories. We incurred net losses of approximately $11.3 million in 1998 and $9.7 million in 1999. As of December 31, 1999, we had an accumulated deficit of $30.7 million.

  For the year ended December 31, 1999, approximately 67% of our U.S. sales was generated by our direct sales employees and the remainder of our sales was generated by independent sales agencies. These sales agencies do not purchase our products, but are paid a commission at the time they generate a product sale. We intend to continue building our direct sales force and expect that in the future an increasing percentage of U.S. sales will be generated by our direct sales employees.

  In the year ended December 31, 1999, only 2% of our sales was derived from markets outside the U.S., and we do not expect international sales to increase significantly in the near future. In international markets, we expect to rely exclusively on third-party distributors. Our gross margins on sales through international third-party distributors are less than our gross margins on U.S. sales as a result of price discounts. We have limited or no control over the sales efforts of these third-party distributors.

  We recognize revenue upon shipment of products to customers or, in some instances, when inventory provided to customers by our employees and sales agencies has been used at their facilities as evidenced by receipt of a purchase order. Our return policy allows customers to return unopened products up to 90 days after a sale. To date, returns have been insignificant. As is common in the arthroscopy market, we have retained title to the majority of arthroscopy generators, which we have placed with customers for their use with our disposable arthroscopy probes. In connection with the market launch of our spine products, we have been placing spine generators with customers for a demonstration period, after which we convert these placements to sales.

  Our early product sales have mainly been to a group of early adopting physicians who are receptive to minimally invasive techniques. As we gain market share, our opportunity for further market penetration may slow and require additional sales efforts, longer term supporting clinical data, greater reimbursement acceptance by payors, and further training, in order to convince physicians who currently favor open surgery or other treatment alternatives to switch to our minimally invasive procedures.

  The medical device market is litigious and we may become a party to product liability or patent proceedings. The costs of such lawsuits may be material and could affect our earnings and financial position. An adverse outcome in a patent lawsuit could require us to cease sales of affected products or to pay royalties, which could harm our results of operations.

  Our future growth depends on expanding our current markets and finding new high growth markets in which we can leverage our core technologies of applying thermal energy to treat soft tissue disorders. To the extent any current or additional markets do not materialize in accordance with our expectations, our sales could be lower than expected.

Results of Operations

Years Ended December 31, 1999, 1998 and 1997

 Sales

  Sales increased 182% to $31.4 million in 1999 from $11.1 million in 1998, and increased 328% in 1998 from sales of $2.6 million in 1997. We began selling our arthroscopy products early in 1997, and those products comprised all of our sales for that year. During 1998, we experienced growth in the unit sales of our arthroscopy products. In the fourth quarter of 1998, we formally launched our spine products, sales of which comprised 11% of our revenues for that year. During 1999, revenue growth was led by sales of our spine products, which increased from $1.2 million in 1998 to $16.2 million in 1999. Sales of arthroscopy products increased by 54% to $15.2 million in 1999 from sales of $9.9 million in 1998. This increase in overall sales was due to higher unit shipments. These higher unit shipments resulted from an increased number of physicians trained in the use of our products, the expansion of our spine sales force, the increasing effectiveness of the arthroscopy direct sales force during 1998 and 1999 and the enhancement of our product line through modifications to the probe tips and sizes of our existing products.

 Cost of sales

   Cost of sales increased 98% to $13.0 million in 1999 from $6.6 million in 1998, and increased 277% in 1998 from cost of sales of $1.7 million in 1997. The growth in cost of sales was attributable primarily to the significant expansion of our manufacturing operations, higher material, labor and overhead costs associated with increased unit shipments and higher depreciation costs on the increased number of generators placed with customers. Cost of sales consists of material, labor and overhead costs, as well as depreciation on generators placed with customers for their use with our disposable products.

 Gross profit

  Gross profit increased to $18.3 million, or 58% of sales, in 1999 from $4.6 million, or 41% of sales, in 1998, and increased in 1998 from $900,000, or 33% of sales, in 1997. The increase in gross profit as a percentage of sales was due to sales growing at a faster pace than manufacturing and depreciation costs.

 Research and development expenses

  Research and development expenses increased 16% to $4.7 million in 1999 from $4.1 million in 1998, and increased 89% in 1998 from research and development expenses of $2.1 million in 1997. Each of these expense increases was attributable primarily to additional personnel and increased numbers of clinical studies. During 1999, expenses related to the development of the Vulcan arthroscopy system represented the largest component of research and development spending. During 1998, expense increases were driven by spine product and generator development. Research and development expenses in 1997 were largely focused on the enhancement of probes for the arthroscopy system. Research and development expenses consist of costs related to our research and development, regulatory and clinical affairs functions, as well as costs associated with scientific and clinical studies. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in the future.

 Sales and marketing expenses

  Sales and marketing expenses increased 111% to $17.5 million in 1999 from $8.3 million in 1998, and increased 217% in 1998 from sales and marketing expenses of $2.6 million in 1997. Each of these expense increases reflected increased personnel expense as we developed a field sales force for each of the spine and arthroscopy markets, added personnel in our reimbursement group, increased spending on physician training and medical conference participation and paid higher commissions on an increased volume of sales. Sales and marketing expenses consist primarily of costs for sales, marketing and reimbursement staff, sales commissions, medical conference participation and physician training programs. We anticipate that sales and marketing expenses will increase as we continue to develop our sales and reimbursement support staffs and expand our physician training programs.

 General and administrative expenses

  General and administrative expenses increased 49% to $5.0 million in 1999 from $3.4 million in 1998, primarily due to the write-off of $1.0 million in expenses related to our initial public offering, which was postponed in September 1999. General and administrative expenses increased 9% in 1998 from general and administrative expenses of $3.1 million in 1997. Increases in general and administrative expenses resulted from increased personnel expenses related to our growth in operations. In 1998, this increase in general and administrative expenses was partially offset by the relatively high expense of hiring and relocating executive officers in 1997. General and administrative expenses consist primarily of personnel costs, professional service fees, expenses related to intellectual property rights and general corporate expenses. We expect general and administrative expenses to increase in the future as we add personnel, continue to expand our patent portfolio and incur reporting and investor-related expenses as a public company.

 Interest and other income (expense), net

  Net interest and other expense increased 353% to $(711,000) in 1999 from $(157,000) in 1998. Net interest and other income was $166,000 in 1997. The higher interest expense in 1999 was related to debt funding obtained to support our growth in working capital and equipment purchases. Other year-to-year changes resulted from changes in earnings on short term investment balances, which varied as a result of the timing of our private placement financings, and increasing interest expense resulting from our drawdown of debt. Net interest and other income (expense) is comprised primarily of interest earned on short term investments, offset by interest expense on equipment and debt obligations.

 Income Taxes

  As of December 31, 1999, we had net operating loss carryforwards of approximately $24.1 million for federal and $4.5 million for California and Delaware income tax purposes. We also had research and development credit carryforwards of $400,000 for federal income tax purposes. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2019, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations of the Internal Revenue Service Code of 1986. The annual limitation may result in the expiration of the net operating losses before utilization. See Note 12 of Notes to Financial Statements.

Quarterly Results of Operations

  The following table sets forth our operating results for each of the eight quarters in the period ended December 31, 1999. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our annual audited financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results for any future period.

                                                        Quarter Ended
                          ------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                            1998      1998      1998      1998      1999      1999      1999      1999
                          --------  --------  --------- --------  --------  --------  --------- --------
                                                  (in thousands, unaudited)
Sales...................  $ 1,572   $ 2,535    $ 2,782  $ 4,240   $ 5,196   $ 7,703    $ 8,839  $ 9,627
Cost of sales...........      987     1,368      1,867    2,344     2,828     3,433      3,328    3,441
                          -------   -------    -------  -------   -------   -------    -------  -------
Gross profit............      585     1,167        915    1,896     2,368     4,270      5,511    6,186
Gross margin
 percentage.............       37%       46%        33%      45%       46%       55%        62%      64%
Operating expenses:
  Research and
   development..........      800       947      1,053    1,255     1,044     1,225      1,337    1,103
  Sales and marketing...    1,512     1,879      2,284    2,643     3,254     4,240      4,675    5,372
  General and
   administrative.......      678       860      1,006      831       997       823      2,241      982
                          -------   -------    -------  -------   -------   -------    -------  -------
   Total operating
    expenses............    2,990     3,686      4,343    4,729     5,295     6,288      8,253    7,457
                          -------   -------    -------  -------   -------   -------    -------  -------
Loss from operations....   (2,405)   (2,519)    (3,428)  (2,833)   (2,927)   (2,018)    (2,742)  (1,271)
Interest and other
 income (expense), net..       56        68        (43)    (238)     (106)     (233)      (118)    (254)
                          -------   -------    -------  -------   -------   -------    -------  -------
Net loss................  $(2,349)  $(2,451)   $(3,471) $(3,071)  $(3,033)  $(2,251)   $(2,860) $(1,525)
                          =======   =======    =======  =======   =======   =======    =======  =======

  We have historically experienced seasonal fluctuations in our sales of arthroscopy products. Sales of our arthroscopy products tend to flatten or decrease during the summer months because people often defer elective surgeries until the fall. In addition, sales of arthroscopy products have tended to increase in the last quarter of the year as individuals seek to use health plan coverage before the end of the insurance year.

  For the quarter ended December 31, 1998, our revenues increased 52% to $4.2 million from $2.8 million for the quarter ended September 30, 1998 as a result of the commercial launch of our spine products and the seasonal strength of arthroscopy sales in the fourth quarter. This growth continued during the next two quarters, with a quarter-to-quarter increase of 23% in revenues during the quarter ended March 31, 1999 and a further increase of 48% during the quarter ended June 30, 1999 as a result of increased sales of our spine products. Quarter-to-quarter sales increased by 15% during the quarter ended September 30, 1999 and 9% during the quarter ended December 31, 1999. During the quarter ended December 31, 1999, sales growth slowed due to deferred purchases of arthroscopy products by new customers as a result of the pending introduction of our Vulcan arthroscopy system and our failure to obtain pre-authorization for insurance reimbursement for our spine products from some payors. Overall, spine sales as a percentage of total sales grew from 33% in the first quarter of 1999 to 55% in the fourth quarter of 1999.

  Gross margin percentage tended to increase over the eight quarter period ending December 31, 1999 as a result of the formal launch of new products and the leveraging of these sales over our manufacturing cost base. We expect gross margin to flatten or decline along with any leveling or decline in sales growth. There was a decline in gross margin percentage in the quarter ended September 30, 1998 due to a major investment in manufacturing infrastructure and personnel to accommodate an expected increase in product demand.

  The total number of our employees grew from 59 at December 31, 1997 to 213 at December 31, 1999. As a result of the growth in the number of employees throughout the organization, all of the operational expenses have generally tended to increase on a quarter-to-quarter basis. Additionally, the increased product sales on a quarter-to-quarter basis have caused commission expenses paid to both employees and sales agencies to increase. We have also increased spending on clinical studies, physician training, medical conferences and outside development costs during this eight quarter period.

  We believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on them to predict future performance. The amount and timing of our operating expenses may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the medical device industry. In addition, although we have experienced revenue growth recently, such revenue growth may not continue, and we may not achieve or maintain profitability in the future.

  Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, some of which are outside of our control. These factors include, but are not limited to:

  . the timing of training physicians in the use of our products;

  . the timing of publication of supporting clinical data;

  . delays in obtaining pre-authorization for insurance reimbursement from payors;

  . the introduction of new products by us or our competitors;

  . possible intellectual property litigation;

  . changes in our pricing policies or those of our competitors or customers;

  . delays in introducing new products; and

  . timing of regulatory approvals or other FDA action.

  Most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed. In addition, our expense levels are based, in part, on our expectations regarding future sales. As a result, any shortfall in sales relative to our expectations could cause significant changes in our operating results from quarter-to-quarter.

Liquidity and Capital Resources

  From inception through December 31, 1999, we financed our operations primarily through private sales, net of expenses, of $35.8 million of redeemable convertible preferred stock. To a lesser extent, we also financed our operations through equipment financing and other loans, which totaled $10.9 million in principal outstanding at December 31, 1999. As of December 31, 1999, we had $5.9 million of cash and cash equivalents, $2.9 million of short term investments and $6.4 million of working capital.

  Net cash used for operating activities was $9.3 million in 1999, $9.2 million in 1998 and $6.2 million in 1997. Cash used for operating activities was attributable primarily to net losses after adjustment for non-cash depreciation and amortization charges on generators and equipment and increases in accounts receivable and inventories, resulting from higher revenues on increasing unit shipments in all periods. These increases in use of cash for operating activities were offset in part by increases in accounts payable, accrued compensation and other accrued liabilities also resulting from the upward trend in business activities in all periods.

  Net cash used in investing activities was $2.7 million in 1999, compared to $4.0 million in 1998 and $5.3 million in 1997. For each of these periods, cash used in investing activities reflected purchases of property, generators and equipment and net purchases or sales of short term investments.

  Net cash provided by financing activities was $6.4 million in 1999, $19.3 million in 1998 and $15.8 million in 1997. Cash provided during these periods was attributable to proceeds from the issuance of stock and debt obligations.

  As of December 31, 1999, our principal debt and other commitments consisted of $3.5 million outstanding under our equipment loans, $3.4 million under our accounts receivable credit line, $4.0 million under our subordinated debt facility and amounts payable under various operating leases. We expect to increase capital expenditures consistent with our anticipated growth in manufacturing, infrastructure and personnel. We also may increase our capital expenditures as we expand our product lines or invest to address new markets.

  As of December 31, 1999, we had available debt facilities totaling approximately $600,000 under our asset-based line of credit. Our loan agreements with Transamerica Business Credit Corporation and one loan agreement with Silicon Valley Bank require the lenders' consent before we can incur additional debt. One of our loan agreements contains financial covenants including a maximum debt to tangible net worth ratio of 3:1. During the third quarter of 1998, we were not in compliance with these financial covenants, including a profitability covenant and the maximum debt to tangible net worth ratio, due to expenditures associated with the growth of our spine business and the timing of our Series E equity financing which was completed in December 1998. We received a waiver from the lender for our non-compliance. Since December 1998, we have been in compliance with all financial covenants.

  We believe that the net proceeds from this offering, together with our current cash and investment balances and cash generated from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. If existing cash and cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain an additional credit facility. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to holders of common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our results of operations and financial condition.

Quantitative and Qualitative Disclosures About Market Risk

  Our exposure to interest rate risk at December 31, 1999 related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate investments may produce less income than expected if interest rates fall, and floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations, and our interest expense may be above our expectations due to changes in U.S. interest rates. Further, we may suffer losses in investment principal if we are forced to sell securities which have declined in market value due to changes in interest rates.

  We invest our excess cash in debt instruments of the U.S. government and its agencies, and in high quality corporate issuers. The average contractual duration of all of our investments in 1999 was approximately two months. Due to the short term nature of these investments, we have assessed that there is no material exposure to interest rate risk arising from our investments.

  We enter into loan arrangements with banks and financial institutions when available on favorable terms. At December 31, 1999, we had bank borrowings of $3.4 million outstanding, which bear interest at 1% above the prime rate, and notes payable of $4 million outstanding,which bear interest at 13.1% per annum. We have determined that there is no material exposure to interest rate risk arising from these borrowings.

                                    BUSINESS

Overview

  ORATEC Interventions develops and markets innovative medical devices that use controlled thermal energy to treat spine and joint disorders. We currently market two minimally invasive systems, the SpineCATH IntraDiscal ElectroThermal Therapy, or IDET, system and the ElectroThermal Arthroscopy System. These proprietary systems deliver heat to modify, cut or remove damaged or stretched tissue.

  Our SpineCATH IDET system is a minimally invasive treatment for low back pain caused by degenerative disc disease. The SpineCATH IDET system enables physicians to navigate a self-guiding catheter within a spinal disc to the location of damaged tissue and apply heat to, over time, tighten and stiffen the disc wall. Treatment with the IDET system is indicated for degenerative disc disease, including contained herniations, which are small bulges in the disc wall. IDET is not recommended for the treatment of completely ruptured discs. We believe IDET is a new and effective solution for many patients facing few options to treat their chronic discogenic pain.

  Our ElectroThermal Arthroscopy System is a minimally invasive treatment for joint disorders. Our proprietary tissue temperature control technology enables physicians to treat damaged tissue in joints by modifying, cutting or removing tissue. We believe that this minimally invasive treatment not only complements existing arthroscopic procedures, but is a viable alternative to many open surgical procedures.

  As of December 31, 1999 we had 12 issued patents, four notices of allowance and 45 U.S. and foreign patent applications.

  In 2000, we plan to continue to devote substantial resources to physician training programs, to our sales and marketing efforts, to the continued establishment of clinical and scientific support of our products and to our research and development efforts. Our goal is to establish and maintain technology leadership by meeting the needs of the spine and arthroscopy markets, two growing segments of the medical device industry.

Spine Market Opportunity

  Back pain costs the U.S. economy over $50 billion annually and represents the second most common reason for doctor visits. Conditions related to back pain account for more hospitalizations annually than any other orthopedic condition. It is estimated that, at any given time, five million individuals in the U.S. suffer from pain in the lumbar region, commonly known as low back pain. The prescribed treatment for low back pain depends on the severity and duration of the pain and the success or failure of non-operative therapies. Non-operative therapies include bed rest, medication, lifestyle modification, exercise, physical therapy, chiropractic care and steroid injections. While the vast majority of patients respond to these treatments, many fail to improve with non-operative therapies, suffer from degenerative disc disease and yet do not have the level of disc degeneration necessary to warrant a spinal fusion. We believe these individuals are candidates for our IDET procedure.

 Spinal Anatomy and Back Pain

  The spinal column is segmented into 24 separate bones called vertebrae that are connected together to permit a normal range of motion, including forward, backward, lateral and twisting movement. The spinal cord, the body's central nerve column, is enclosed within the spinal column.

  Between each vertebra of the spine is a disc which allows for flexible movement between the vertebra. Discs act as shock absorbers that protect the spinal column during normal activities. Each disc consists of a "jelly-like" internal mass, known as the nucleus. The layered fibrous wall, known as the annulus, which surrounds the nucleus is composed primarily of collagen. In a healthy spine, the nucleus is elastic and is surrounded by a strong disc wall which allows the vertebra to be well supported and move normally.

  Everyday motion of our backs causes repeated stress on the spine. Over time, and after repeated stress, the wall of the disc may weaken and develop cracks and fissures. This condition is known as degenerative disc disease. The cracks and fissures may allow the nucleus to seep into the disc wall, which can sensitize nerve fibers and cause severe back pain. In addition, small blood vessels and tiny nerve fibers grow into the fissures, causing ongoing pain. The weakened disc wall may also bulge or rupture under the pressure of the seeping nucleus, resulting in a disc herniation. This bulging or rupturing of the disc can injure the spinal nerve roots causing leg and hip pain, also known as sciatica.

 Existing Surgical Procedures

  Spine surgery is highly invasive and complex due to the proximity of major muscle groups, nerves, blood vessels and organs. The spinal cord, branching nerves and major muscle groups surround the rear portion of the spine, while blood vessels, nerves and organs surround the front portion of the spine. Discectomies, which involve the removal of a portion of the affected disc tissue, are the most commonly performed surgical treatment to treat severe leg pain caused by disc herniation. However, for patients suffering from chronic back pain caused by degenerative disc disease, spinal fusion is the most viable surgical treatment option.

  Spinal fusion involves the fusing together of adjoining vertebrae in cases where the patient has advanced disc degeneration or spine instability. This invasive procedure involves a surgical incision in the patient's back or abdomen. Fusions frequently require the removal of the affected disc material and the surgical attachment of a metal implant or a spinal fusion cage to join the two surrounding vertebrae. In addition, this procedure often involves a second incision to remove bone from the patient's hip for implantation as a bone graft for insertion into the disc space.

  The operating time for low back spinal fusion surgeries utilizing metal implants and spine cages averages over three hours with a post-operative hospital stay for the patient which averages over four days. The patient also generally requires significant post-operative pain medication. While the cost of these procedures varies widely, we estimate that the total cost of most spinal fusion surgeries is approximately $45,000.

  We estimate that approximately 100,000 low back pain sufferers in the U.S. undergo spinal fusion surgery annually. Only a small percentage of patients with chronic low back pain actually undergo spinal fusion because it is permanent, highly invasive and generally limited to the treatment of severe conditions which could not be treated with a minimally invasive procedure. In addition, clinical data has indicated that spinal fusion often causes further deterioration of the discs on either side of the fusion site and only reduces pain in approximately 60% of patients treated. Further, there are spine disorders for which spinal fusion is not the medically indicated treatment. We believe that the overall invasiveness of available therapies, as well as the uncertainty of the alleviation of pain, leads many patients to defer surgery until surgery is their only option, and continue to live with their chronic pain.

The ORATEC Catheter-Based Spine Solution

  Our SpineCATH IntraDiscal ElectroThermal Therapy, or IDET, system offers a minimally invasive outpatient alternative to patients suffering from chronic low back pain caused by degenerative disc disease.

 The Procedure

  The SpineCATH IDET system uses thermal energy technology to treat the degenerated disc wall in a minimally invasive manner. The procedure begins with the insertion of our proprietary single use SpineCATH catheter through an introducer needle into the center of the disc. As the surgeon inserts the catheter into the spine, the catheter guides itself along the disc wall. The position of the catheter is confirmed by the physician using real time X-rays. The physician begins to treat the disc by applying controlled levels of heat to the disc wall. In response to the application of heat, the collagen in the disc shrinks, causing the wall to contract and thicken. We believe that the application of heat during the procedure desensitizes nerve fibers and that following the procedure the contracted collagen acts as a scaffold which supports the growth of new collagen, stiffening and repairing the disc wall. In contrast to spine surgery, our procedure does not remove disc tissue.

  IDET is performed in an outpatient setting using local anesthesia. ORATEC's protocol calls for the patient to be responsive during the procedure to enable the physician to closely monitor his or her condition. Depending on the condition of the disc, the procedure may require the insertion of more than one catheter for more complete treatment of the affected area of the disc wall. Multiple discs may be treated in a single IDET procedure. Once the therapy is completed, the catheter and needle are removed and an antibiotic is injected into the disc to prevent infection. The patient is sent home with a bandaid over the needle insertion site. The procedure costs approximately $8,000.

  During the three to four month healing period following the procedure, patients must exercise caution in the amount of stress the treated disc endures. Patients are often advised by the physician to wear back support for the first six weeks and to adhere to activity and physical rehabilitation guidelines. While there are a few patients who have reported increased pain in their backs and numbness in their legs following the IDET procedure, most patients report significant relief from their back pain and few post-procedure complications. Clinical data has indicated that 60%-85% of patients treated with IDET report a significant reduction in pain and a significant improvement in physical function, as measured by the Visual Analog Scale, or VAS, pain score system and the SF-36 patient outcomes questionnaire. The breadth of this range is due to the numerous variables which affect physician results including, among others, patient selection criteria and each physician's experience using the SpineCATH catheter.

  Because we only have two years of patient follow-up data for our spine products, we do not have sufficient data to determine if the pain relief provided by the IDET procedure is permanent, but we believe the procedure can be repeated if longer-term patient follow up indicates that patients experience a recurrence in pain.

 Benefits of IDET

  Clinical and scientific experience to date has indicated that IDET has the following benefits:

  . Minimally invasive treatment option: With the IDET procedure, patients suffering from chronic low back pain have a new, minimally invasive alternative if non-operative therapies have failed. IDET treats the affected area of a specific disc in the lower back without the removal of tissue or the permanent alteration of spinal anatomy associated with conventional surgical treatments. We believe our procedure can be repeated and does not preclude physicians from subsequently prescribing more invasive surgical alternatives in the future.

  . IDET may be reparative: Clinical results indicate that the IDET enables physicians to apply controlled levels of heat to the disc wall causing the collagen in the disc wall to contract and thicken. We believe the contracted collagen, heated during the IDET procedure, acts as a scaffold for the growth of new collagen, and over time stiffens and repairs the disc wall. Scientific studies are currently underway to investigate the healing process following the IDET therapy.

  . Significant reduction in reported patient pain levels and improvement in overall quality of life: Clinical data has indicated that 60%-85% of patients treated with IDET report a significant reduction in pain and a significant improvement in physical function. In many cases, IDET benefits also include increased sitting tolerance and ability to return to work. Over 70% of patients report that they reduced or eliminated their intake of pain medication following the IDET procedure.

  . Significant decrease in overall time and cost: IDET takes approximately one hour to perform in an outpatient setting under local anesthesia. Spinal fusions are inpatient procedures performed under general anesthesia, are costly and require a prolonged hospital stay.

Arthroscopy Market Opportunity

  Arthroscopy is the minimally invasive treatment of joint tissue assisted with a miniaturized camera, or arthroscope. Approximately 2.2 million arthroscopic procedures were performed in the U.S. in 1998. We believe the number of arthroscopic procedures is growing due to technological advancements, physician and patient demand for less invasive procedures, the increasing incidence of joint injuries caused by a greater emphasis on physical fitness, and an aging population.

  While we believe that shoulder arthroscopy is the fastest-growing portion of the market, with 450,000 procedures performed in 1998, knee arthroscopy continues to represent the greatest number of arthroscopic procedures, accounting for approximately 1.5 million of arthroscopic procedures performed. In addition, there were approximately 250,000 elbow, ankle, wrist and hip joint arthroscopic procedures performed in 1998.

 Joint Anatomy and Soft Tissue Disorders

  Human joints are formed at the juncture of two or more bones and permit motion of the otherwise rigid human skeleton. The bones of the joints are joined by ligaments and separated by cartilage. The cartilage in the joints acts as a cushion and the ligaments work to stabilize the joints when they are stressed. As a result of injury or repetitive motion, soft tissue of the ligaments and cartilage can be damaged, become worn and begin to stretch, loosen or tear. This tissue damage can result in a wide range of joint disorders from joint instability to severe ligament tears.

 Existing Surgical Alternatives

  Many joint injuries and disorders, including loose shoulder ligaments, severe ankle sprains and torn and stretched knee ligaments, are treated using open surgery. Open surgery involves large incisions, a prolonged hospital stay, extensive rehabilitation over an extended recovery period and high overall costs. Many of these conditions are not treated arthroscopically either because arthroscopic techniques are not available, are not effective, or are too difficult to perform.

  Arthroscopic surgery allows surgeons direct access to and a magnified view of most areas of the joint through several small incisions. Using existing electrosurgical tools, surgeons are able to cut and ablate damaged tissue. However, research indicates that for conditions that involve stretched or loose tissue, the ability to modify tissue by using heat to shrink the collagen within the tissue could produce better patient outcomes. Existing electrosurgical tools are capable of cutting and removing, or ablating, soft tissue because feedback on tissue temperature is not required for these procedures. We believe that for tissue modification, physicians must be able to monitor tissue temperature within an optimal temperature range. The invasiveness of open surgery and the lack of effective arthroscopic procedures to modify tissue has led many patients to elect to live with their condition until pain or loss of motion becomes unmanageable.

The ORATEC Temperature Control Arthroscopy Solution

  Our ElectroThermal Arthroscopy System for tissue modification, cutting and ablation offers a minimally invasive solution to patients whose alternatives are open surgery or a less effective arthroscopic procedure.

 The Procedures

  Our ElectroThermal Arthroscopy System utilizes the TAC probe, a single use device which applies heat to soft tissue in the joints utilizing our proprietary temperature control system. The procedure begins with the insertion of several small tubes into the joint. An irrigant is then flushed through the joint to permit clear visualization through the arthroscope and expand the space in the joint for the surgical procedure. The surgeon inserts the TAC probe into the joint and begins to paint the surface of the tissue with the tip of the probe, controlling the energy level and monitoring tissue temperature. In response to the application of heat, the collagen in the tissue of the joints shrinks and tightens.

  In November 1999, we introduced the new Vulcan ElectroThermal Arthroscopy System, or EAS. This system is designed to allow physicians to set the generator at higher temperature levels to rapidly cut and ablate soft tissue and to utilize our proprietary temperature control technology to effectively modify damaged tissue.

  Our procedure is usually performed under general anesthesia, and the patient is sent home the same day with the joint immobilized by a brace or a sling. The post-operative healing period can extend to four months.


 Benefits of the ElectroThermal Arthroscopy System

  Clinical and scientific experience to date has indicated that our ElectroThermal Arthroscopy System has the following benefits:

  . Single comprehensive system: Existing arthroscopic systems do not allow physicians to effectively monitor the temperature of the treated tissue during modification procedures and to cut and ablate tissue using the same system. Our Vulcan EAS provides physicians a single system for all three treatment approaches, and includes our proprietary temperature control capability, which is designed to keep the temperature of treated tissue within an optimal temperature range.

  . Minimally invasive solution: The ElectroThermal Arthroscopy System offers physicians a minimally invasive alternative for patients who might otherwise avoid or delay open surgery. Clinical data indicates that patients treated with our products typically require significantly less post-operative pain medication, experience a decreased risk of post-operative recovery complications and require less extensive rehabilitation compared to patients who undergo open procedures. Open surgical treatments require large incisions and often result in a loss of range of motion and reduced athletic function.

  . Improvement of existing arthroscopic procedures: By combining our temperature control technology with other arthroscopic tools, physicians can more completely treat joint disorders. For example, in connection with the arthroscopic repair of a torn ligament, the application of our temperature control technology can be useful to tighten the joint tissue after the tear is repaired.

  . Significant decrease in overall cost and time: For physicians, our products offer less technically demanding procedures that significantly reduce operating times. For patients, our procedures cost significantly less than comparable open surgical procedures and typically allow them to leave the hospital within two hours of the procedure as compared to open surgery which requires hospitalization.

Business Strategy

  Our strategy is to be the leading provider of minimally invasive devices for the treatment of chronic back pain and joint injuries and disorders. The key elements of our strategy include:

  Target Large and Growing Markets. We target the spine and arthroscopy markets, two growing segments of the medical device industry.

  Provide Proprietary Minimally Invasive Techniques to Meet Unmet Medical Needs. We focus on providing proprietary minimally invasive products to overcome the limitations of existing treatment options, which can be highly invasive and expensive and can result in sub-optimal patient outcomes.

  Maintain Technology Leadership in Target Markets. We have an aggressive product development program designed to enhance our current products and develop new products for our target markets. Our ongoing focus will be to design products that improve patient outcomes, simplify techniques, shorten procedure and rehabilitation time and reduce costs.

  Expand Clinical Leadership to Promote Use of Our Products. We will continue to make substantial investments in the development of scientific and clinical research to support market acceptance of our innovative minimally invasive therapies. We have established strong relationships with leading physicians and have developed an extensive physician training and education program.

  Establish Sales Leadership. We are investing in, and marketing our products through, separate spine and arthroscopy sales forces. In the U.S. market, we have direct sales employees in most major markets and sales agents elsewhere. We also provide reimbursement support for our customers. Internationally, we use distributors to market our arthroscopy products and have an exclusive distribution agreement with DePuy Acromed for the sale of our spine products.

Technology

  Our proprietary SpineCATH IDET system and ElectroThermal Arthroscopy System apply temperature-controlled thermal energy to achieve controlled modification of soft tissue. Collagen, the fibrous tissue that composes all human ligaments, tendons and connective tissue, reacts to heat by shrinking. At optimal temperatures, collagen fibers shrink, yet the mechanical and structural integrity of the treated collagen allows new collagen to grow back in a reparative way, as opposed to charring or forming scar tissue. Heating the tissue above this range damages the collagen, making it weak and preventing optimal growth of new collagen. Our SpineCATH IDET system utilizes our proprietary technology to control the temperature of the catheter allowing physicians to effectively modify, or shrink, the collagen in the disc. Our ElectroThermal Arthroscopy System includes the only products in the market that monitor tissue temperature to facilitate effective modification while also permitting a physician to cut and ablate damaged tissue. We believe our systems result in more effective treatments than competing technologies.

 Technology--SpineCATH IDET

  Our IDET system is based on the application of resistive heat, which is thermal energy generated by an electric heating coil. This resistive heat is delivered through a proprietary self-guiding spine catheter to achieve controlled contraction of collagen in the affected areas of the spinal disc. The thermal delivery system is a five-centimeter heating tip at the end of the catheter. The tip of the catheter contains a thermal monitoring mechanism, which continually measures and relays catheter temperature back to the energy source, the generator. Our research indicates that the optimal heating protocol for many procedures requires an incremental increase in the temperature of the treated tissue to a therapeutic temperature range. The most common treatment protocol requires a 149(degrees)F initial catheter temperature, which then rises periodically by 2(degrees)F until the temperature of the catheter reaches 194(degrees)F. The temperature is then maintained at that level for the remainder of the prescribed treatment period. Our temperature feedback mechanism enables the generator to continually adjust heat to achieve catheter temperatures consistent with these predetermined heating protocols.

 Technology--ElectroThermal Arthroscopy System

  Physicians use our patented electrothermal arthroscopy products to perform a number of electrosurgical functions, including cutting, ablation, coagulation and electrothermal modification of tissue. Radiofrequency, or RF, energy is a portion of the electromagnetic spectrum, in which the alternating current flow produces molecular friction and thus heat in soft tissue. All electrosurgical systems contain two electrodes for directing energy: an active electrode and a return electrode. In monopolar electrosurgery, the active electrode is located at the tip of a hand-held probe and the return electrode is a dispersive pad, which rests on the patient's body. In bipolar electrosurgery, both active and return electrodes are located at the tip of the probe. Consequently, in bipolar systems, the current travels through only a shallow portion of target tissue before traveling back through the probe. We have based our arthroscopic system on monopolar technology because we believe that monopolar technology allows for more effective and consistent temperature control as well as deeper penetration of target tissue, permitting modification as well as effective cutting and ablation of soft tissue. The tip of our temperature control probe contains a thermocouple which records tissue temperature and relays it back to the generator, enabling the generator to adjust energy output up to 50 times per second to maintain optimal tissue temperatures in modification procedures.

Products

  We currently manufacture and sell the SpineCATH IntraDiscal ElectroThermal Therapy system for the treatment of spinal disc disorders and the ElectroThermal Arthroscopy System for the treatment of joint injuries and disorders. Each of these systems utilizes controlled thermal energy to enable physicians to perform minimally invasive treatments of these disorders.

 SpineCATH IDET System

  Our SpineCATH IDET system provides a non-surgical alternative for patients suffering from degenerative disc disease in the lower back. Our SpineCATH IDET received 510(k) premarket clearance from the FDA in March 1998 and was formally launched in October 1998.

   SpineCATH IDET System         Description                  Features
-------------------------------------------------------------------------------

  . SpineCATH IntraDiscal  . Disposable 1.0 mm      . Enters the disc through a
    Catheter                 flexible, self-guiding   17 gauge introducer
                             catheter designed to     needle
                             deliver resistive      . Catheter temperature
                             thermal energy           sensing and control
                                                      system
                                                    . Pre-curved navigation
                                                      tip, designed to
                                                      automatically follow the
                                                      curvature of the human
                                                      disc
                                                    . Radiopaque indicators,
                                                      which enable physicians
                                                      to verify optimal
                                                      catheter placement
                                                      through the use of real
                                                      time X-rays
                                                    . List price: $795
                                                      (Approximately 1.5
                                                      catheters used per
                                                      procedure)

-------------------------------------------------------------------------------

  . ORA-50 S               . The source of the      . Software that causes the
    Electrothermal           energy used to heat      catheter temperature to
    Generator                the SpineCATH catheter   automatically increase
                                                      according to the pre-
                                                      determined heating
                                                      protocols
                                                    . Proprietary temperature
                                                      feedback and control
                                                      system, which monitors
                                                      temperature in the tip of
                                                      the catheter
                                                    . Easy-to-read graphic
                                                      display, which enables
                                                      the physician to monitor
                                                      catheter temperatures,
                                                      delivered power and total
                                                      treatment time
                                                    . List price: $12,995

  In addition, we offer the ORAflex electrothermal disposable spine probe for the treatment of herniated discs. The list price of the ORAflex probe is $595.

 ElectroThermal Arthroscopy System

  Our ElectroThermal Arthroscopy System provides a minimally invasive alternative for patients suffering from joint injuries. Our first TAC probe received 510(k) premarket clearance from the FDA in December 1995, and the first arthroscopy generator received clearance in December 1996. This system was launched in March 1997. We received 510(k) premarket clearance from the FDA for our ligament chisels in February 1997, and began marketing these products in September 1997. In November 1999, following 510(k) premarket clearance in October 1999, we introduced the Vulcan ElectroThermal Arthroscopy System (EAS) and a line of ablation probes for the rapid removal of soft tissue.

  Electrothermal Arthroscopy System       Description                Features
-------------------------------------------------------------------------------------

  . Temperature Control             . Disposable temperature . Malleable shaft, for
    (TAC) Probes                      control probes           improved access and
                                                               maneuverability in
                                                               difficult-to-reach
                                                               areas
                                    . Designed to treat a    . Thermocouple in the
                                      variety of joint         probe tip, which
                                      disorders using low      measures and monitors
                                      energy for soft tissue   tissue temperature
                                      modification           . Variety of probe
                                                               shapes and sizes for
                                                               optimal tissue access
                                                             . List price: $295

-------------------------------------------------------------------------------------

  . Ligament Chisel Family          . Disposable             . Malleable shaft for
    of Electrosurgical                electrosurgical          improved access and
    Probes                            cutting probes           maneuverability in
                                                               difficult-to-reach
                                                               joint areas
                                    . Cuts soft tissue while . Four different tip
                                      simultaneously           designs to allow
                                      cauterizing bleeding     precise matching of
                                      vessels                  energy delivery to
                                                               specific anatomy and
                                                               procedures
                                                             . Tip design that
                                                               enhances tactile
                                                               feedback for optimal
                                                               control and access
                                                             . List price: $95-$120

-------------------------------------------------------------------------------------

  . Vulcan Family of                . Disposable             . Low tip profile for
    Surgical Ablation                 electrosurgical          improved joint access
    Probes                            ablation probes          and mobility within
                                      designed for rapid       the joint
                                      tissue removal         . Improved visualization
                                    . Ablate tissue using    . Monopolar probe tips
                                      higher energy levels     which allow direct
                                      while simultaneously     contact with tissue to
                                      cauterizing bleeding     enhance tactile
                                      vessels                  feedback to the
                                                               physician
                                                             . Variety of probe
                                                               angles for optimal
                                                               tissue access
                                                             . List price: $125

-------------------------------------------------------------------------------------

  . Eflex Family of Probes          . Specialized versions   . Deflectable tips which
                                      of the temperature       can move up to
                                      control and cutting      90(degrees) through a
                                      probes                   mechanism built into
                                                               the device handles
                                                             . Improved access to
                                                               stretched or damaged
                                                               joint tissue (for
                                                               example, the hip
                                                               joint)
                                                             . List price: $345-$495

-------------------------------------------------------------------------------------
  . Vulcan EAS Generator            . 200 watt generator     . Improved temperature
                                                               control technology for
                                                               faster tissue response
                                                               and shorter treatment
                                                               times
                                    . Combines our           . Auto-Probe recognition
                                      proprietary              that automatically
                                      temperature control      selects the
                                      technology with          appropriate power,
                                      enhanced cutting and     temperature and mode
                                      ablation capabilities    settings for each
                                                               probe attachment
                                                             . List price: $13,495

  In addition, we have historically marketed the ORA-50 ElectroThermal Generator, a 50 watt dual mode generator. The list price of the ORA-50 Generator is $8,995. We intend to discontinue sales of the ORA-50 Generator because it was replaced by the Vulcan EAS Generator.

Sales and Marketing

  We market our products in the U.S. directly to physicians who perform spine and arthroscopic procedures. For our spine products, these physicians include orthopedic spine surgeons, neurosurgeons and pain management specialists. For our arthroscopy products, these physicians are orthopedic surgeons, including sports medicine specialists. We estimate that there are approximately 8,500 spine specialists in the U.S. and 7,000 orthopedic surgeons who consider arthroscopy to be their major practice area.

  We have a separate sales and marketing team for each of the spine and arthroscopy markets in order to address the different physician groups in each of these two areas. Each of these two sales organizations includes sales employees covering most major markets, complemented by select sales agencies. We believe that a direct sales force is better able to attain in-depth expertise on the clinical benefits of our products. Sales agents typically support the direct sales strategy by covering more rural areas. Agents representing our product lines concurrently handle other related products and have been selected based on their stature and performance in their respective markets.

  The marketing platform for both spine and arthroscopy is built on scientific and clinical data and extensive surgeon training programs. As of December 31, 1999, we have trained over 1,675 physicians in the use of the IDET procedure. Course faculty is comprised of physicians with extensive procedure experience using our products. We expect to have scientific data presented at over 30 specialty meetings during 2000.

  Our spine products are marketed domestically by 19 direct sales employees, one national director, two regional sales managers, one marketing manager and 10 independent sales agencies. Our arthroscopy products are marketed domestically by 21 direct sales employees, one national training director, four regional managers, one national manager, one marketing manager and 28 sales agencies. We plan to increase both of our sales forces during 2000.

  We have focused our resources on the rapid development of the U.S. market for our products. International sales have not been significant to date. Our arthroscopy products are distributed in select countries by exclusive distributors in those countries. With the market introduction of the SpineCATH product, we have entered into an exclusive distribution agreement with DePuy AcroMed for the marketing and sales of our spine products internationally. The initial term of the agreement is five years and is automatically renewable unless terminated by ORATEC or DePuy AcroMed. We have the right to terminate the agreement if DePuy AcroMed fails to meet negotiated minimum purchase requirements commencing in the year 2001. This 2001 deadline was informally extended from the original deadline of 2000 because the parties agreed that additional time was needed to establish an international market for the SpineCATH product.

Reimbursement

  Establishing reimbursement for any new technology is a challenge in the current environment of cost containment and managed care. The cost reduction orientation of the payor community makes it exceedingly difficult for new medical technologies and surgical techniques to be covered for reimbursement.

  We have a dedicated reimbursement group which:

  . assists physicians and surgery centers with obtaining pre-authorization of procedures;

  . screens each case to determine that the procedure is appropriate for the patient's condition;

  . assists physicians and providers in claim collections; and

  . provides payors with outcome data on their insured patients.

  We have been working with various medical associations responsible for determining reimbursement coding to develop our coding and reimbursement strategy. The codes define reimbursement levels and are used for billing purposes by health care providers. We have also introduced a new service for physicians: based on physician authorization, we obtain payment pre-authorization for the IDET procedure by contacting payors on behalf of the physician practice and facility. The service is free to physicians and facilities. Our reimbursement staff of 13 individuals educates the payor community, from the local case managers to the national policy makers, on the IDET procedure. To date, we have had a 75% reimbursement success rate for the IDET procedure. However, several large insurance plans have yet to approve payment for the procedure. While we have experienced a decline in our reimbursement rates over the past six months, as more physicians are trained to perform the IDET procedure and pre-authorization requests are submitted to new payors, we believe that published clinical data in peer reviewed journals will facilitate further acceptance by payors. See "Risk Factors--If health care providers cannot get reimbursed for the procedures which use our products, our sales may decline."

  Arthroscopy procedure costs, including the cost of our products, have been covered under the customary payment policies of most payors. Reimbursement for the incremental cost of our temperature control probes has been an issue for ambulatory surgical centers. We have assisted these facilities in understanding how to receive reimbursement for the incremental cost.

Competition

  The medical device industry is subject to intense competition. Accordingly, our future success will depend on our ability to meet the clinical needs of physicians, improve patient outcomes and remain cost-effective for payors.

  There are a number of medical treatments for low back pain ranging from medication and physical therapy to spinal injections and interbody spine fusion. We believe these types of treatments are not directly competitive with our IDET procedure. IDET is typically offered to a patient after medications, injections and physical therapy have failed, usually after six months of unresolved symptoms. We are aware that Radionics offers kits that are designed to lesion and denervate tissue in the spine. The lesioning product has gained acceptance in the spinal denervation market. The kits are not, however, designed to shrink collagen in disc tissue. There are also products which are currently under development, including the prosthetic nucleus, which are not currently supported by clinical data, are not currently FDA cleared and are not currently available on the market. At some point, these products may offer competitive treatments for low back pain caused by degenerative disc disease.

  The spinal fusion market is highly competitive. Spinal fusion is not considered directly competitive with our product because it treats severe disc degeneration, which the IDET procedure is not designed to treat. However, spine implant companies including Sofamor Danek, Sulzer Spine-Tech, Surgical Dynamics, DePuy AcroMed and SYNTHES-STRATEC may consider us to be a competitor because physicians may use spinal fusion to treat patients with degenerative disc disease in an overlapping patient population. The cost of our IDET procedure is approximately $8,000. The cost of spinal fusion is approximately $45,000.

  Several larger companies sell competitive products to our ElectroThermal Arthroscopy System. These competitors, ArthroCare, Mitek and CONMED, are focused on the tissue ablation market and offer directly competitive cutting and ablating products. ArthroCare and Mitek also have low energy tissue coagulation products which compete directly with our temperature control products and, we believe, currently represent a combined 15% of the tissue modification market.

  We believe that the principal competitive factors in the markets for the treatment of spine and joint disorders include:

  . improved patient outcomes;

  . the publication of peer reviewed clinical studies;

  . acceptance by leading physicians;

  . ease of use for physicians;

  . sales and marketing capability;

  . timing and acceptance of product innovation;

  . patent protection;

  . product quality; and

  . cost effectiveness.

Patents and Proprietary Technology

  We believe that in order to have a competitive advantage we must develop and maintain the proprietary aspects of our technologies. To this end, we file patent applications to protect technology, inventions and improvements that we believe are significant to the growth of our business. As of December 31, 1999, we had 11 issued U.S. patents, one issued foreign patent, four notices of allowance, 21 pending U.S. patent applications and 24 pending foreign patent applications. The issued and allowed patents cover, among other things, method and apparatus claims for directing energy to and sealing fissures in the spinal discs, including navigation within a disc and devices with a functional element at the tip, and the controlled contraction of tissue in all joints and spinal discs. Our patents also cover our temperature feedback system, probe tip technology, ligament shrinkage and controlled depth ablation.

  We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the ORATEC work day, using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Finally, our competitors may independently develop similar technologies. See "Risk Factors-- Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights."

  The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our competitors may assert that our products and the methods they employ may be covered by U.S. patents held by them. In consultation with our experts, we have made a careful analysis of patents covering related technology, and, based on this analysis, we believe that either those patents or claims are invalid or, if valid, that we do not infringe. In addition, our competitors may assert that future products we may market infringe their patents. See "Risk Factors--Because the medical device industry is litigious, we are susceptible to an intellectual property suit."

Research and Development

  We have an aggressive product development program to develop and enhance products for the spine and arthroscopy markets. The ongoing focus of our research and development group is to design products that improve patient outcomes, simplify techniques, shorten procedure and rehabilitation time and reduce costs. As of December 31, 1999, we employed 24 people in our research and development organization. Our probe and generator development group consisted of 18 people. We also had six people responsible for clinical and regulatory affairs.

 New Product Development

  We are committed to leveraging our existing technologies into new orthopedic applications and responding to the clinical needs of physicians and patients in cost effective ways. We have a number of new projects and product enhancements under development by the research and development group. Some of our planned product line extensions include:

  . the development of a spine catheter for the upper spine;

  . the expansion of our ablation probe line;

  . enhanced electrosurgical capabilities in our arthroscopy generators;

  . product enhancements for the SpineCATH IDET system; and

  . advanced devices for knee and small joint arthroscopy procedures.

 Clinical Research

  The clinical research department supports our development efforts by conducting in-house cadaveric and bench testing for the development and evaluation of products and managing the numerous scientific and clinical studies conducted by investigators and institutions studying the effects of our technologies. In addition to administrative support and funding, the department assists investigators in writing protocols and collecting data, when necessary, as well as by providing site monitoring and research support.

  As of December 31, 1999, there had been 14 published reports in peer reviewed journals discussing the effects of our arthroscopic technology. An additional five manuscripts related to our spine technology are pending publication, and 35 abstracts have been presented at medical conferences by both physicians affiliated with us as clinical and scientific advisors and unaffiliated physicians.

Manufacturing

  Our manufacturing operations are focused on the manufacture of disposable products and generators. The manufacturing process includes the inspection, assembly, testing, packaging and sterilization of components that have been manufactured by us or to our specifications by outside contractors. We inspect each lot of components and finished products to determine compliance with our specifications.

  Our quality assurance systems are required to be in conformance with the Quality System Regulation, or QSR, as mandated by the FDA. Our Menlo Park, California facility received ISO 9001/EN 46001 certification in March 1998 and is in conformance with the Medical Device Directive, or MDD, for sale of products in Europe. We inspect incoming components, and inspect and test products both during and after the manufacturing process. We also inspect packaged products and test the sterilization process to produce quality products.

  In October 1999, we began to assemble our generators at our facility in Menlo Park, California. We continue to subcontract the manufacture of a small number of generators from a third party supplier. We made this transition in order to reduce the risk of having a single source supplier, to directly control the quality and availability of the product and to leverage fixed costs. See "Risk Factors--If we fail to meet the demand for generators as we fully transition their manufacture to internal operations, we may experience a decrease in sales."

  Most purchased components and services are available from more than one supplier. For the components and services for which there are relatively few alternate sources of supply, establishment of additional or replacement suppliers for such components and services could not be accomplished quickly. There are no contractual obligations by suppliers to continue to supply to us nor are we contractually obligated to purchase from a particular supplier.

  We utilize a gas plasma sterilization system that has been used extensively in hospital settings but only recently for industrial applications. A contract sterilizer provides gas plasma sterilization services as a backup to our system. We also utilize a contract sterilizer that provides gamma sterilization services for those products that cannot be sterilized with gas plasma. Sterilization indicators for all products sterilized at our facilities are processed at an outside certified laboratory to verify the effectiveness of the sterilization process prior to the release of the product for distribution.

Government Regulation

  Our products are regulated in the U.S. as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a PMA under Section 515 of the FDC Act by the FDA prior to commercialization. Material changes or modifications to medical devices are also subject to FDA review and clearance or approval. The FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, record keeping, reporting of adverse events and corrective actions, advertising, distribution, sale and promotion of medical devices in the U.S. Non-compliance with applicable requirements can result in, among other actions, warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and recommendation that we not be permitted to enter into government contracts.

  All of our products have the necessary 510(k) clearances required for marketing or are exempt from this requirement. It generally takes three to 12 months from the date of the submission to obtain clearance of a 510(k) submission, but may take longer. Recently, the FDA has begun requiring a more rigorous demonstration of substantial equivalence, including clinical trials for devices which represent either new technologies, new intended uses or new materials with no previous history of use in medical applications. While we have been successful to date in obtaining regulatory clearance of our products through the 510(k) notification process, our future products may not meet the requirements for 510(k) clearance. If the FDA concludes that any product does not meet the requirements for 510(k) clearance, then a PMA would be required and the time required for obtaining regulatory approval would be significantly lengthened.

  Once 510(k) clearance has been received, any products that we manufacture or distribute are subject to extensive and continuing regulation by the FDA. Modifications to devices cleared via the 510(k) process may require a new 510(k) submission. We have made modifications to our products which we believe do not require the submission of new 510(k) notifications. If the FDA disagrees with us and requires us to submit a new 510(k) notification for any prior device modification, we may be prohibited from marketing the modified device until the new 510(k) is cleared by the FDA.

  We have been an FDA registered medical device facility since 1996 and obtained our manufacturing license from the California Department of Health Services, or CDHS, in 1997. We are subject to periodic inspection by both the FDA and CDHS for compliance with GMP, QSR and other applicable regulations. Our manufacturing processes are required to comply with GMP and QSR regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products.

  We are also required to comply with Medical Device Reporting regulations that require us to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. As of December 31, 1999, we had filed 25 Medical Device Reports, or MDRs, with the FDA. In June 1999, we sent a letter to our physician customers informing them about the close association between catheter kinking and catheter breakage, but we do not believe that these instances were the result of a design flaw. In September 1999, we sent a safety alert to our physician customers which emphasizes the importance of following the correct protocol during the IDET procedure, including constant monitoring of the patient's condition and the electrical resistance reading on the ORA 50 S generator. See "Risk Factors--If we are sued in a product liability action, we could be forced to pay substantial penalties."

  456 TAC probes were returned to us as a result of a March 1999 voluntary recall for a faulty part supplied to us by an outside vendor, however no patient complaints or claims were received. We informed the FDA about this voluntary recall, and no further notification was required. In April 1999, we received a warning letter from the FDA regarding information on our website which the FDA believed extended beyond our cleared label indications. This means that the FDA believed that there was information on our website which led readers to believe that our products could be used for indications that have not been cleared by the FDA. We removed the information that we agreed was outside our FDA-cleared label indications and responded that we believed the remaining information was within our FDA-cleared label indications. In October 1999 we received a response from the FDA supporting our position.

  We are also subject to regulations and product registration requirements in many of the foreign countries in which we sell our products, in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

  Either we or our distributors have received registrations and approvals to market the ORA-50 ElectroThermal Generator and arthroscopy probes and accessories in Australia, Belgium, Canada, Italy, the Netherlands, Spain, Taiwan and the United Kingdom. Registration for market approval for our spine products is in process in several international markets. We are seeking or intend to seek regulatory approvals in other international markets. We may not obtain these foreign approvals on a timely basis, or at all.

  The European Union has promulgated rules, under the MDD 93/42/EEC, which require medical devices to bear the "CE mark" by June 1998. The CE mark is an international symbol of adherence to quality assurance standards. Our ISO 9001/EN 46001 registration and conformance with the MDD have allowed us to affix the CE mark to our devices and export our devices to any EC-member country.

Employees

  As of December 31, 1999, we had 213 employees, including 24 in research and development, 96 in manufacturing, 75 in sales and marketing and 18 in general and administrative functions. From time to time, we also employ independent contractors to support our engineering, marketing, sales and support and administrative organizations.

Insurance

  We have general and product liability insurance coverage which is consistent with the level of coverage held by other companies in the medical device industry. We believe our level of liability insurance coverage provides us with adequate protection against the risks associated with general and product liability claims.

Facilities

  We are headquartered in Menlo Park, California, where we lease three buildings with approximately 30,000 square feet of office, research and development and manufacturing space under leases expiring between September 2000 and March 2005. We have entered into one additional agreement to lease approximately 6,000 square feet of space for manufacturing and distribution. We will occupy that space during the second quarter of 2000. We also maintain an office for our reimbursement function in Dallas, Texas. We believe that our existing facilities are adequate to meet our current and foreseeable requirements for the next 12 months or that suitable additional or substitute space will be available as needed.

Legal Proceedings

  From time to time we are a party to various legal proceedings arising in the ordinary course of our business. We are not currently subject to any material legal proceedings.

Scientific and Clinical Advisory Boards

  Our scientific and clinical advisory boards work collaboratively with ORATEC to provide advice, assistance and consultation in the spine and arthroscopy fields. We consider our advisory board members to be opinion leaders in their fields, and they offer us advice regarding the applicability of our products to procedures and feedback on both existing products and products under development. Our advisory boards meet as a group approximately annually to provide ORATEC with feedback on their clinical needs, new product development and their experience using our products. In addition, we consult with individual advisors on a regular basis to obtain interim product feedback, advice regarding new product applications and updates on the spine and arthroscopy markets. Upon commencement of their services, advisors are granted options to purchase ORATEC common stock.

  The following individuals sit on our advisory boards for spine.

Scientific Advisory Board

           Name                         Position and Affiliation
           ----                         ------------------------
 Howard An, M.D. ........ Professor of Orthopedic Surgery, Rush Presbyterian
                          St. Luke's Medical Center, Chicago, IL
 Gunnar Anderson, M.D. .. Orthopedic Spine Surgeon, Rush Presbyterian St.
                          Luke's Medical Center, Chicago, IL
 Charles Aprill, M.D. ... Radiologist and Medical Director, Magnolia
                          Diagnostics, New Orleans, LA
 David Casper, M.D. ..... Clinician of Orthopedic and Spine Surgery, Oklahoma
                          Sports Science and Orthopedics, Oklahoma City, OK
 Richard Derby, M.D. .... Medical Director, Spinal Diagnostics & Treatment
                          Center, Daly City, CA
 Neil Kahanovitz, M.D. .. Orthopedic Surgeon, Anderson Orthopedic Clinic,
                          Arlington, VA
 Jeffrey Saal, M.D. ..... Associate Clinical Professor, Stanford University
                          School of Medicine, Palo Alto, CA
 Joel Saal, M.D. ........ Assistant Clinical Professor, Stanford University
                          School of Medicine, Palo Alto, CA
 Robert Watkins, M.D. ... Orthopedic Spine Surgeon, Center for Orthopedic
                          Spinal Surgery, Los Angeles, CA
 Hansen Yuan, M.D. ...... Professor of Orthopedic and Neurological Surgery,
                          State University of New York, Syracuse, NY

Clinical Advisory Board

             Name                          Position and Affiliation
             ----                          ------------------------
 Steve Garfin, M.D. .......... Orthopedic Surgeon, Spine; Professor and Chair
                               in the Department of Orthopedics, University of
                               California, San Diego, CA
 Steve Hochschuler, M.D. ..... Chairman, Texas Back Institute, Plano, TX
 Dennis Karasek, M.D. ........ Physician, Northwest Spine Group, Eugene, OR
 Michael Karasek, M.D. ....... President, Northwest Spine Group, Eugene, OR
 Casey Lee, M.D. ............. Clinical Professor, Department of Orthopedics,
                               New Jersey Medical School, Newark, NJ
 Sam Maywood, MD.............. Medical Director, Coast Surgery and Pain
                               Management Center, San Diego, CA
 John Peloza, M.D............. Clinical Assistant Professor, University of
                               Texas, Southwestern Medical School, Department
                               of Orthopaedic Surgery, Dallas, TX; Spine
                               Surgeon, Center for Spine Care, Dallas, TX
 Ralph Rashbaum, M.D. ........ Clinical Medical Director, Texas Back Institute,
                               Plano, TX
 John Regan, M.D. ............ Associate, Texas Back Institute, Plano, TX
 Daniel A. Sapir, MD.......... Medical Director, Indiana Pain Institute,
                               Lafayette, IN
 James Walt Simmons, Jr., MD.. Clinical Professor, Department of Orthopedics
                               and Rehabilitation, University of Texas Medical
                               Branch, Galveston, TX
 Kerry Thompson, M.D. ........ Neuroradiologist, Anne Arundel General Hospital,
                               Annapolis, MD
 Michael Wall, M.D. .......... Orthopedic Surgeon, S.O.A.R., Menlo Park, CA
 F. Todd Wetzel, M.D. ........ Associate Professor of Surgery, Section of
                               Orthopedic Surgery and Rehabilitation,
                               University of Chicago, Chicago, IL
 Robert E. Wright, MD......... Medical Director, Denver Pain Management,
                               Denver, CO

  The following individuals sit on our advisory boards for arthroscopy.

Scientific Advisory Board

          Name                                 Position and Affiliation
          ----                                 ------------------------
David Drez, M.D. .......  Clinical Professor of Orthopedics, Louisiana State University
                          School of Medicine, Lake Charles, LA
Lawrence Lemak, M.D. ...  Orthopedic Surgeon, Alabama Sports Medicine Orthopedic Center,
                          Birmingham, AL
Mark Markel, M.D. ......  Chair, Department of Medical Sciences, University of Wisconsin,
                          Madison, WI
Gary Poehling, M.D. ....  Chairman of Orthopedics, Wake Forest School of Medicine, Winston-
                          Salem, NC
Felix Savoie, M.D. .....  Director, Upper Extreme Service, Mississippi Sports Medicine,
                          Jackson, MS
James Tibone, M.D. .....  Orthopedic Surgeon, Kerlan-Jobe Orthopedic Clinic, Inglewood, CA
Michael Wall, M.D ......  Orthopedic Surgeon, S.O.A.R., Menlo Park, CA
Russell Warren, M.D. ...  Surgeon in Chief, Hospital for Special Surgery, New York, NY

Clinical Advisory Board

          Name                                 Position and Affiliation
          ----                                 ------------------------
Jeffrey Abrams, M.D. ...  Associate Medical Director, Princeton Orthopedic and
                          Rehabilitation Associates, Princeton, NJ
James Andrews, M.D. ....  Medical Director, American Sports Medicine Institute, Birmingham,
                          AL
James R. Bocell, Jr.,
 M.D. ..................  Clinical Professor, Dept. of Orthopedics, Baylor College of
                          Medicine, Houston, TX
James Bradley, M.D. ....  Director, Pittsburgh Center for Sports Medicine, Shadyside
                          Hospital, Pittsburgh, PA
Christopher D.
 Casscells, M.D.........  Attending Staff, Christian Care Health Systems
Brian Cole, M.D. .......  Assistant Professor of Orthopedics, Sports Medicine, Rush
                          Presbyterian St. Luke's Medical Center, Chicago, IL
Stevens D. Coupens,
 M.D. ..................  Orthopedic Surgeon, Oklahoma Sports Science & Orthopedics
Philip A. Davidson,
 M.D. ..................  Tampa Bay Orthopedic Specialists; Assistant Professor, Clinical-
                          Orthopedic Surgery, University of South Florida
Michael Dillingham,
  M.D. .................  Partner, Sports Orthopedic and Rehabilitation, of S.O.A.R.,
                          Medicine Associates, Menlo Park, CA
Neal S. ElAttrache,
 M.D. ..................  Orthopedic Surgeon, Kerlan-Jobe Orthopedic Clinic, Los Angeles, CA
Robert Eppley, M.D. ....  Orthopedic Consultant, University of California, Berkeley, CA
Gary Fanton, M.D. ......  Assistant Clinical Professor, Stanford University School of
                          Medicine, Palo Alto, CA
Gary Gartsman, M.D......  Orthopedic Surgeon, Fondren Orthopedic Group, Houston, TX
Jeffrey Halbrecht,
 M.D. ..................  Medical Director, Women's Professional Ski Tour; California
                          Pacific Medical Center, San Francisco, CA
Richard Hawkins, M.D. ..  Orthopedic Surgeon, Steadman Hawkins Clinic, Vail, CO
Robert F. Hines, M.D. ..  Orthopedic Surgeon, Oklahoma Sports Science & Orthopedics,
                          Clinical Instructor, University of Oklahoma, Department of
                          Orthopedics, Oklahoma City, OK
Darryl Kan, M.D. .......  Orthopedic Team Physician, University of Hawaii, Honolulu, HI
Michael Krinsky, M.D. ..  Chief of Staff, Health Surgery Center of Castro Valley, CA
Craig Levitz, M.D. .....  Attending Physician, Long Island Jewish Hospital; Director, OCOA
                          Cartilage Repair and Sports Medicine Center, Long Island, NY
Walter Lowe, M.D. ......  Associate Clinical Professor, Baylor College of Medicine,
                          Department of Orthopaedic Surgery, Houston, TX
Steven C. Mirabello,
 M.D. ..................  Orthopedic Surgeon, Florida Sports & Orthopedic Medicine
Dev Mishra, M.D. .......  Orthopedic Consultant, Team Physician, University of California,
                          Berkeley, CA
Bruce Moseley, M.D. ....  Clinical Associate Professor, Baylor College of Medicine, Houston,
                          TX
Stephen J. Nicholas,
 M.D. ..................  Orthopedic Surgeon, Director of the Nicholas Institute of Sports
                          Medicine and Athletic Trauma
Lawrence Oloff, D.P.M...  D.P.M. Surgeon, S.O.A.R., Menlo Park, CA
Marc J. Philippon,
 M.D. ..................  Orthopedic Surgeon, Holy Cross Hospital, Fort Lauderdale, FL
Pierce Scranton, M.D. ..  Orthopedic Surgeon, Orthopedics International LTD P.S., Seattle,
                          WA
Eric Stahl, M.D. .......  Orthopedic Surgeon, Lakewood Orthopedic Clinic, Lakewood, CO
George Thabit, M.D. ....  Orthopedic Surgeon, S.O.A.R., Menlo Park, CA
Eric Verploeg, M.D. ....  Orthopaedics Surgeon, Orthopaedics of Steamboat Springs, CO
Kenneth Zaslov, M.D. ...  Clinical Assistant Professor of Orthopaedic Surgery, Virginia
                          Commonwealth University; Director of Sports Medicine, Advanced
                          Orthopaedic Centers, Richmond, VA

                                   MANAGEMENT

                        Executive Officers and Directors

  The following table sets forth specific information regarding our executive officers and directors as of December 31, 1999:

          Name           Age                               Position
          ----           ---                               --------
Kenneth W. Anstey.......  53 President, Chief Executive Officer and Director
Hugh R. Sharkey.........  49 Executive Vice President, Chief Technical Officer and Director
Nancy V. Westcott.......  46 Chief Financial Officer, Vice President, Administration and Secretary
Roger H. Lipton.........  42 Vice President, Sales and Marketing
Calvin K. Lee...........  45 Vice President, Operations
Theresa M. Mitchell.....  50 Vice President, Regulatory and Clinical Affairs and Quality Assurance
Richard M. Ferrari
 (1)(2).................  46 Chairman of the Board
Stephen Brackett (1)....  36 Director
Gary S. Fanton, M.D.
 (2)....................  48 Director
Patrick F. Latterell
 (1)....................  41 Director
Jeffrey A. Saal, M.D.
 (2)....................  49 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Kenneth W. Anstey joined ORATEC in April 1996 as a director and has served as President and Chief Executive Officer of ORATEC since July 1997. From December 1995 to March 1997, Mr. Anstey was the Chief Executive Officer of Biofield Corporation, a cancer diagnostic company. From August 1991 to December 1995, he served as President and Chief Executive Officer of Mitek Surgical Products, an orthopedic implant company, which was subsequently acquired by Johnson & Johnson. He currently serves as a director of Vision Sciences, a medical device company. Mr. Anstey holds a B.A. degree in Advertising and an M.B.A. degree from Michigan State University.

  Hugh R. Sharkey co-founded ORATEC and has served as a director since inception. From July 1995 until July 1997, he served as Chief Executive Officer, President and Chief Financial Officer, and in June 1997 he became Executive Vice President and Chief Technical Officer. In March 1994, Mr. Sharkey co-founded ZoMed International (now RITA Medical Systems), a radiofrequency ablation company. In 1992, Mr. Sharkey co-founded VIDAMed, a urology company, and in 1987, he co-founded Danforth Biomedical, a medical device company. From May 1988 to May 1989, he served as Vice President and General Manager of EP Technologies, a cardiac electrode company, which was acquired by Boston Scientific, a minimally invasive medical device company. Mr. Sharkey is listed as an inventor on over 53 patents for medical devices. He holds an A.A. degree in Nursing and a B.S. degree in Business Administration from the University of Phoenix.

  Nancy V. Westcott joined ORATEC as its Chief Financial Officer and Vice President, Administration in November 1997 and was elected to the office of Secretary in August 1999. From November 1992, she served as Vice President of Corporate Communications for Caremark International, a health care services company, until its acquisition in September 1996. From June 1978 to November 1992, she held a number of management positions with Baxter International in pension management and international and domestic treasury. Ms. Westcott holds a B.A. degree in German from the University of Idaho and a Masters of International Management degree from the American Graduate School of International Management (Thunderbird). She earned her Professional Accounting Certificate at the J.L. Kellogg Graduate School of Management at Northwestern University.

  Roger H. Lipton joined ORATEC in January 1996 as Vice President, Sales and Marketing. From January 1989 to November 1995, Mr. Lipton held management positions in marketing and business development at AME

Orthofix, an orthopedic and spine implant company. Prior to working at AME Orthofix, he served as a principal of Martek, a marketing consulting firm, and as Director of Sales and Marketing of Medmax, a start-up cardiovascular company. Mr. Lipton holds a B.S. degree in Business Administration from the University of Hartford.

  Calvin K. Lee joined ORATEC as Vice President, Manufacturing in October 1996, and was promoted to Vice President, Operations in June 1999. From November 1987 to September 1996, Mr. Lee was employed by Cardiometrics, a manufacturer of blood-flow monitors, most recently as Vice President of Manufacturing. Prior to working at Cardiometrics, Mr. Lee held several manufacturing management positions with Advanced Cardiovascular Systems, a cardiovascular device company. Mr. Lee holds a B.S. degree in Business Administration from California State University at San Jose.

  Theresa M. Mitchell joined ORATEC in December 1999 as Vice President, Regulatory and Clinical Affairs and Quality Assurance. From June 1999 to December 1999, Ms. Mitchell was a regulatory consultant to APX, Inc. and Circulation, Inc., cardiovascular medical device companies. From December 1997 to June 1999, she served as co-CEO and Senior Vice President, Business Development and Marketing of Fidus Medical Technology, Inc., a medical technology company. From October 1995 to October 1997, Ms. Mitchell served as Vice President, Business Development, Regulatory and Clinical Affairs and Quality Assurance of Intella Interventional, Inc., a cardiovascular medical device company. From January 1995 to September 1995, Ms. Mitchell was a consultant to Sunrise Medical, an opthalmic lasers company. Ms. Mitchell holds M.A. and B.A. degrees in Experimental Psychology/Biostatistics from the California State University, San Francisco.

  Richard M. Ferrari has served as a director of ORATEC since May 1996 and was elected Chairman of the Board in January 1997. Since June 1995, Mr. Ferrari has served as Chief Executive Officer of CardioThoracic Systems, a minimally invasive coronary bypass company, which was recently acquired by Guidant Corporation. From January 1991 to September 1995, Mr. Ferrari was President and Chief Executive Officer of CVIS, a cardiovascular medical device company, which was recently acquired by Boston Scientific. From April 1990 to January 1991, he served as President and Acting Chief Executive Officer of Medstone International, a shockwave therapy company, and from January 1986 to April 1990, he was an Executive Vice President and General Manager with ADAC Laboratories, a nuclear medical imaging and healthcare information systems company. Mr. Ferrari also serves as a director and advisor for several start-up companies in the medical device industry. Mr. Ferrari holds a B.S. degree in Health and Education from Ashland University and an M.B.A. from the University of South Florida.

  Stephen Brackett has served as a director of ORATEC since December 1998. Mr. Brackett founded MF Private Capital, Inc., a merchant bank and registered broker-dealer, in 1998 and currently serves as a managing director. From February 1995 to December 1997, Mr. Brackett managed the Corporate Advisory and Investment Banking services for The Bank of Tokyo-Mitsubishi Capital Corporation. From March 1994 to February 1995 Mr. Brackett was President and Chief Operating Officer of State Street Business Group, an investment banking firm. Mr. Brackett also serves on the board of directors of several private companies. Mr. Brackett holds a B.A. degree in Political Science from Bates College.

  Gary S. Fanton, M.D. is a co-founder of ORATEC and has served as a director since August 1995. Since, 1983, Dr. Fanton has been conducting his medical practice with Sports Orthopedic and Rehabilitation, or S.O.A.R., Medicine Associates. In addition, Dr. Fanton has been an Assistant Clinical Professor at Stanford University since 1983, the head orthopedic surgeon for the Stanford University football team since 1992 and the associate team physician for the San Francisco 49ers since 1984. Dr. Fanton founded the International Musculoskeletal Laser Society and has done extensive research on the effects of thermal energy on soft tissue. He is a member of the Orthopedic Research Society and the American Orthopedic Society for Sports Medicine. Dr. Fanton holds a B.S. degree in Zoology from the University of Michigan and an M.D. degree from the Medical College of Wisconsin, and completed his orthopedic residency training at the Cleveland Clinic and his fellowship training in sports medicine at the Kerlan-Jobe Orthopedic Clinic. Dr. Fanton is board certified in Orthopedic Surgery.

  Patrick F. Latterell has served as a director of ORATEC since October 1997, and previously served as a director and Chairman of the Board from August 1996 to January 1997. Mr. Latterell has been a general partner at Venrock Associates, a venture capital firm, since April 1989. Mr. Latterell also serves as a director of Vical, a gene-based pharmaceutical company, as well as several private companies. He holds S.B. degrees in both Biology and Economics from the Massachusetts Institute of Technology and an M.B.A degree from the Stanford University Graduate School of Business.

  Jeffrey A. Saal, M.D. is a co-founder of ORATEC and has been a director since August 1995. Since 1981, Dr. Saal has been conducting his medical practice with the S.O.A.R. Physiatry Medical Group. Since 1992, he has been an Associate Clinical Professor at Stanford University, and since 1981 he has served as team physician to various college sports teams. Dr. Saal is on the editorial boards of several peer review journals, including Spine. Dr. Saal holds several positions with professional societies, including Founding Chairman of PASSOR, the Physiatric Association of Spine Sports and Occupational Rehabilitation. He was also a former President of the North American Spine Society, or NASS. Dr. Saal holds a B.A. degree in Biology from the State University of New York, Oneonta and an M.D. degree from Tulane Medical School. He completed his residency training at the Boston VA Hospital and Stanford University. Dr. Saal is board certified in Physical Medicine, Internal Medicine and Electrodiagnostic Medicine.

Board Composition

  Our bylaws currently provide for a board of directors consisting of seven members. Following the offering and beginning at the first annual meeting of stockholders after the date on which we shall have had at least 800 stockholders, the board of directors will be divided into three classes, each serving staggered three year terms: Class I, which is anticipated to consist of directors Fanton and Ferrari, whose term will expire at the first annual meeting of stockholders after the date on which we have 800 stockholders; Class II, which is anticipated to consist of directors Latterell, Saal and Sharkey, whose term will expire at the second annual meeting of stockholders after the date on which we have 800 stockholders; and Class III, which is anticipated to consist of directors Anstey and Brackett, whose term will expire at the third annual meeting of stockholders after the date on which we have 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of ORATEC, with the other classes continuing for the remainder of their terms. Messrs. Latterell and Brackett were elected to the board of directors pursuant to voting agreements between us and our Series D and Series E Preferred Stock investors, respectively. These voting agreements will terminate upon completion of this offering. Our officers are appointed by the board of directors and serve at the discretion of the board of directors.

Board of Directors Compensation

  Our directors do not currently receive compensation for their services as members of the board of directors. Employee directors are eligible to participate in our 1999 Stock Plan and will be eligible to participate in our 1999 Employee Stock Purchase Plan. Nonemployee directors are eligible to participate in our 1999 Stock Plan and will be eligible to participate in our 1999 Directors' Stock Option Plan. See "--Stock Plans."

Board Committees

  The compensation committee currently consists of Gary Fanton, M.D., Richard Ferrari and Jeffrey Saal, M.D. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plan; and

  . makes recommendations to the board of directors regarding such matters.

The audit committee consists of Stephen Brackett, Richard Ferrari and Patrick Latterell. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

  The members of the compensation committee of the board of directors are currently Gary Fanton, M.D., Richard Ferrari and Jeffrey Saal, M.D., none of whom has ever been an officer or employee of ORATEC.

Executive Compensation

  Summary Compensation. The following table sets forth the compensation received for services rendered to us during 1998 and 1999 by our Chief Executive Officer and our named executive officers, the four other most highly compensated executive officers who earned more than $100,000 during 1998 and 1999.

                           Summary Compensation Table

                                         Annual Compensation         Long Term Compensation
                                  ---------------------------------  ------------------------
                                                        All Other    Restricted   Securities
                                                       Compensation     Stock     Underlying
Name and Principal Position  Year Salary ($) Bonus ($)     ($)       Awards($)    Options (#)
---------------------------  ---- ---------- --------- ------------  ----------   -----------
Kenneth W. Anstey,.......    1999  220,000    118,000    $ 55,439(1)      --        100,000
 President and Chief
  Executive Officer          1998  200,000     38,000    $101,629(2)  $40,001(3)        --

Hugh R. Sharkey,.........    1999  160,000     35,000    $  6,000(4)      --            --
 Executive Vice President    1998  150,000     37,500    $  6,000(4)      --            --
  and Chief Technical
  Officer

Nancy V. Westcott,.......    1999  160,000     40,000         --          --            --
 Chief Financial Officer,    1998  150,000     50,000    $103,738(5)      --            --
  Vice President,
  Administration and
  Secretary

Roger H. Lipton,.........    1999  165,000     65,000    $ 50,480(6)      --            --
 Vice President, Sales
  and Marketing              1998  150,000     45,000    $  3,600(4)      --          5,000

Calvin K. Lee,...........    1999  153,000     30,000         --          --            --
 Vice President,
  Operations                 1998  135,000     10,000         --          --         10,000

--------
(1) Consists of $49,670 in perquisite (including reimbursement of taxes) and $5,769 car allowance.
(2) Consists of $95,629 in payments for moving and relocation costs and $6,000 car allowance.
(3) Represents 9,412 shares of common stock valued at the fair market value on October 27, 1998, the issuance date, of $4.25 per share. The fair market value of these shares was also $4.25 per share on December 31, 1998. These shares were fully vested on the date of grant. No dividends will be paid on these shares.
(4) Consists of car allowance.
(5) Consists of $63,366 in payments for moving and relocation costs and $40,372 in tax reimbursement in connection with relocation.
(6) Consists of $46,880 in perquisite (including reimbursement of taxes) and $3,600 car allowance.

  Option Grants. The following table shows information regarding stock options granted to our named executive officers during 1998 and 1999. No stock appreciation rights were granted to these individuals during the year.

                         Option Grants in 1998 and 1999

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                     Annual Rates
                              Number of                                             of Stock Price
                                Shares   Percentage of                             Appreciation for
                              Underlying Total Options                              Option Term(2)
                               Options    Granted to   Exercise Price Expiration ---------------------
          Name           Year Granted(1)   Employees     per Share       Date        5%        10%
          ----           ---- ---------- ------------- -------------- ---------- ---------- ----------
Kenneth W. Anstey....... 1999  100,000        8.6%         $4.25       2/25/09   $1,529,674 $2,687,491
Roger H. Lipton......... 1998    5,000        0.7%         $1.75       1/18/08   $   88,984 $  146,875
Calvin K. Lee........... 1998   10,000        1.4%         $1.75       1/18/08   $  177,967 $  293,749

--------
(1) These stock options, which were granted under our 1995 plan, become exercisable at the rate of 1/48th of the total number of shares on the monthly anniversary of the date of grant, as long as the optionee remains an employee with, consultant to, or director of ORATEC.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and are based on the assumption that the assumed initial public offering price of $12.00 was the fair market value of the common stock on the date of grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  Aggregate Option Exercises and Holdings. The following table provides summary information concerning option exercises and the shares of common stock represented by outstanding stock options held by each of our named executive officers as of December 31, 1999. No named executive officer exercised options during 1998.

                         Fiscal Year-End Option Values

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised     In-the-Money Options
                          Number of                   Options at           at December 31, 1999
                            Shares     Value     December 31, 1999 (#)            ($)(2)
                         Acquired on  Realized ------------------------- -------------------------
          Name           Exercise (#)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ -------- ----------- ------------- ----------- -------------
Kenneth W. Anstey.......       --          --    354,584      245,416    $3,968,151   $2,483,849
Hugh R. Sharkey.........    40,000    $166,000       --           --            --           --
Nancy V. Westcott.......    59,375    $163,281    18,750       71,875    $  196,875   $  754,688
Roger H. Lipton.........       --          --    114,479        8,021    $1,359,787   $   91,380
Calvin K. Lee...........       --          --     83,959       26,041    $  939,747   $  287,753

--------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise as determined by the Board of Directors and the exercise price of the option.
(2) The amount set forth represents the difference between the fair market value of the underlying common stock at December 31, 1999, using an assumed initial public offering price of $12.00 per share as the fair market value, and the exercise price of the option.

  Employment Agreements. We have entered into employment agreements with the executive officers set forth below, which provide for the payment of severance or the acceleration of unvested stock, options and warrants in some circumstances. In addition, effective upon the closing of this offering our stock plans provide for accelerated vesting of some employee options and shares if the employee is involuntarily terminated without cause by ORATEC or a successor company within two years after a change of control transaction. To the extent that the acceleration provisions in our stock plans provide for a greater acceleration benefit than an executive officer would otherwise receive based on that officer's agreement, then the stock plan acceleration provisions would govern the acceleration of that officer's stock and options.

  Mr. Anstey's agreement provides that if he is involuntarily terminated without cause, including his constructive termination, he will receive a severance payment, paid in two installments, equal to 12 months of his base salary and target bonus earned, as well as acceleration of vesting on 50% of his unvested options. If, as a result of a change of control of ORATEC, Mr. Anstey is involuntarily terminated other than for cause, any unvested options and stock granted under this agreement shall vest immediately.

  Mr. Sharkey's agreement provides that if we terminate him without cause, he will receive continued payment of his base salary and a pro rata amount of his prior year's annual bonus for a period of six months after his termination date.

  Ms. Westcott's agreement provides that if we terminate her without cause, she will receive continued payment of base salary on a monthly basis for (a) six months, or (b) 12 months, if she is involuntarily terminated, including her constructive termination, in connection with a change of control. In addition, if Ms. Westcott is involuntarily terminated, including her constructive termination, within 12 months after a change of control of ORATEC, 100% of her unvested options will vest immediately.

  Mr. Lipton's agreement provides that, upon a change of control of ORATEC, 100% of his unvested options will vest immediately.

Stock Plans

  1995 Stock Plan, as amended. The 1995 plan was originally adopted by our board of directors in July 1995 and approved by our stockholders in September 1995. Our board of directors approved amendments to the 1995 plan to increase the number of shares reserved under the 1995 plan in April 1996, July 1997, November 1998 and July 1999, and our stockholders approved these amendments to the 1995 plan in May 1996, July 1997, November 1998 and August 1999. A total of 4,990,000 shares were authorized for issuance under this plan. In October 1999, the board of directors approved an amendment to the 1995 plan effective upon the closing of this offering which, under the circumstances described in detail in the 1995 plan, provides for acceleration of vesting if we consummate a change of control transaction.

  In connection with our reincorporation in Delaware in December 1999, the board of directors determined that no future grants will be made out of the 1995 plan and no annual increases in shares will be made under the existing provision regarding automatic annual increases in authorized shares.

  As of December 31, 1999, options to purchase 3,168,737 shares of common stock were outstanding under the 1995 plan at a weighted average exercise price of $2.85 per share, 656,201 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements, 1,165,062 shares had been retired and no shares remained available for future grant.

  The terms of awards issued under our 1995 plan are generally the same as those that may be issued under our 1999 plan described below.

  1999 Stock Plan. Our 1999 plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors, including employee and non-employee directors, and consultants. The purposes of the 1999 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1999 plan was adopted by our board of directors in November 1999 and will be submitted to our stockholders for their approval prior to the date of this offering. A total of 1,149,000 shares of common stock has been reserved for issuance under the 1999 plan. The number of shares reserved for issuance under the 1999 plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2000, 2001 and 2002 equal to the lesser of 1,250,000 shares, 4% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as the board of directors determines. The 1999 plan will terminate in 2009 unless the board of directors terminates it earlier.

  As of December 31, 1999, options to purchase 205,300 shares of common stock were outstanding under the 1999 plan at a weighted average exercise price of $9.60 per share, no shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements and 943,700 shares remained available for future grant.

  The 1999 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 1999 plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and/or exercisability of the award and any other conditions to which the award is subject. Stock options are generally subject to vesting, which means the optionee earns the right to exercise an increasing number of the shares underlying the option over a specific period of time only if he or she continues to provide services to ORATEC over that period. However, in no event may an employee receive awards for more than 1,000,000 shares under the 1999 plan in any fiscal year. Incentive stock options granted under the 1999 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or any parent or subsidiary's stock. Prior to this offering, nonstatutory stock options and stock purchase rights granted under the 1999 plan were required to have an exercise or purchase price of at least 85% of the fair market value of the common stock on the date of grant, and grants vested at the rate of at least 20% per year. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will no longer be subject to these restrictions, although nonstatutory stock options and stock purchase rights granted to our chief executive officer and our four other most highly compensated officers will generally equal at least 100% of the fair market value on the grant date if we intend that awards to those individuals will qualify as performance-based compensation under applicable tax law. Payment of the exercise or purchase price may be made in cash or other consideration as determined by the administrator.

  With respect to options granted under the 1999 plan, the administrator determines the term of options, which may not exceed 10 years, or five years in the case of an incentive stock option granted to an employee who holds more that 10% of the total voting power of all classes of our stock or a parent or subsidiary's stock. Generally, an option granted under the 1999 plan is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 1999 plan as provided in the 1999 plan. Stock issued pursuant to stock purchase rights granted under the 1999 plan is generally subject to a repurchase right at the purchaser's original purchase price exercisable by ORATEC upon the termination of the holder's employment or consulting relationship with us for any reason, including death or disability. This repurchase right will lapse in accordance with the terms of the stock purchase right determined by the administrator at the time of grant.

  If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by the acquiror or purchaser. However, if the acquiror does not agree to this assumption or substitution, all outstanding options and stock purchase rights will terminate. Upon the closing of this offering, the 1999 plan provides, under the circumstances described in detail in the 1999 plan, for the accelerated vesting of outstanding options and repurchase rights if an optionee is involuntarily terminated without cause by ORATEC or a successor corporation within two years after a change of control transaction. If an acquiror does not agree to assume or substitute outstanding ORATEC options and repurchase rights with an equivalent award at the time of the transaction, the acceleration of vesting described above shall be effective on the date immediately prior to the effective date of the transaction. If a change of control transaction is consummated, all unvested shares held by consultants shall automatically become vested immediately prior to the effective date of the change of control transaction.

  Outstanding awards will be adjusted in the event of a stock split, stock dividend or other similar change in our capital. The board of directors has the power to amend or terminate the 1999 plan as long as this action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

  1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan was adopted by the board of directors in July 1999 and was approved by our stockholders in August 1999. A total of 425,000 shares of common stock has been reserved for issuance under the 1999 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 1999 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002 and 2003 equal to the lesser of 425,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as the board of directors determines. The 1999 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 1999 purchase plan shall terminate in 2009.

  The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of offering periods of approximately six months' duration, with new offering periods, other than the first offering period, commencing generally on May 1 and November 1 of each year. At the end of each offering period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on October 31, 2000. The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. Employees, including officers and employee directors of ORATEC or of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 purchase plan if they are employed by us or any subsidiary for at least 20 hours per week and more than five months per year. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each offering period. Employees may end their participation in the 1999 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

  An employee is not eligible to participate in the 1999 purchase plan if immediately after the grant of an option to purchase stock under the 1999 purchase plan the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee's rights to purchase stock under the 1999 purchase plan to accrue at a rate that exceeds $25,000 of the fair market value of the stock for each year in which the option is outstanding. In addition, no employee may purchase more than 3,000 shares of common stock under the 1999 purchase plan in any one offering period.

  If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 1999 purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that an employee's rights to purchase stock under the 1999 purchase plan are able to be exercised prior to the transaction if the successor corporation refuses to assume each purchase right or to substitute an equivalent right. Outstanding options will be adjusted if we effect a stock split, stock dividend or other similar change in our capital. The board of directors has the power to amend or terminate the 1999 purchase plan and to change or terminate an offering period as long as this action does not adversely affect any outstanding rights to purchase stock. However, the board of directors may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

  1999 Directors' Stock Option Plan. The 1999 directors' stock option plan was adopted by the board of directors in July 1999 and was approved by our stockholders in August 1999. It will become effective upon the date of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the 1999 directors' plan, all of which remains available for future grants. The directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent a conflict of interest arises, it will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate 10 years after the date of this offering.

  The directors' plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the individual first becomes a member of our board of directors. This initial grant will vest monthly over three years. Thereafter, on the date of each annual shareholder meeting, each nonemployee director will be granted a nonstatutory stock option to purchase 5,000 shares of common stock, if on the date of that meeting, the nonemployee director has been a member of the board of directors for at least six months. Each of these subsequent grants will vest monthly over one year.

  All options granted under the directors' plan will have a term of 10 years and an exercise price equal to the fair market value of the common stock on the date of grant and will generally be nontransferable. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 60 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within this 60-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination.

  If we are acquired by another corporation, each option outstanding under the directors' plan will be assumed by the acquiror or equivalent options substituted, unless our acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the acquisition to the extent not previously exercised. Outstanding options will be adjusted if we effect a stock split, stock dividend or other similar change in our capital. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether Delaware law would permit indemnification.

  We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements provide, among other things, for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any director or officer in any action or proceeding arising out of his or her services as a director or executive officer of ORATEC, any subsidiary of ORATEC or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

      TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

  From December 31, 1996 through February 29, 2000, we issued shares of preferred stock in private placement transactions as follows:

  . an aggregate of 1,442,542 shares of Series C preferred stock at $3.00 per share in March 1997 through December 1997;

  . an aggregate of 3,228,571 shares of Series D preferred stock at $3.50 per share in November 1997 and December 1997; and

  . an aggregate of 3,757,807 shares of Series E preferred stock at $4.25 per share in December 1998.

  The following table summarizes the shares of preferred stock purchased since December 31, 1996 and held as of February 29, 2000 by our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates:

                                                  Series C  Series D  Series E
         Name                                     Preferred Preferred Preferred
         ----                                     --------- --------- ---------
Entities affiliated with Venrock Associates(1)..              571,429  176,471
Entities affiliated with Delphi Ventures........              428,571
Entities affiliated with Pequot Private Equity
 Fund, L.P......................................            1,142,857  235,300
Gerlach & Co. as nominee for The Manufacturers
 Life Insurance Company (U.S.A.)(2).............                       941,176
Kenneth W. Anstey...............................   16,666
Gary S. Fanton, M.D.............................   15,000
Richard M. Ferrari..............................   25,000      85,000
Calvin K. Lee...................................   10,000               12,000
Jeffrey A. Saal, M.D............................   10,000
Hugh R. Sharkey.................................   10,000

--------
(1) Patrick Latterell, a general partner of Venrock Associates, is a director of ORATEC.
(2) Stephen Brackett, a managing director of MF Private Capital, an affiliate of The Manufacturers Life Insurance Company, is a director of ORATEC.

  Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."

  On February 26, 1999, Roger H. Lipton, one of our executive officers, purchased 34,117 shares of Series B preferred stock by exercising a warrant.

  See "Management--Executive Compensation" for description of employment agreements with the named executive officers, which provide for the payment of severance or the acceleration of unvested stock and options. In addition, Theresa Mitchell, one of our executive officers, has an agreement, which provides that if she is terminated other than for cause or constructively terminated in connection with a change of control of ORATEC, 100% of the shares underlying her option shall vest on her termination.

  We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against the liabilities described in the indemnification agreements that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  The following table summarizes the options granted to, and the shares of common stock purchased since December 31, 1996 and held as of February 29, 2000 by, our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates:

                                    Common                    Issuance  Vesting
               Name                 Stock     Options Price     Date    Schedule
               ----                 ------    ------- ------ ---------- --------
Kenneth W. Anstey..................  9,412(1)         $ 4.25  Aug. 1998
                                              420,000 $ 0.75  July 1997   (2)
                                              100,000 $ 4.25  Feb. 1999   (3)
Gary S. Fanton, M.D................            10,000 $ 1.75  Feb. 1998   (4)
                                               10,000 $ 4.25  Mar. 1999   (4)
Richard M. Ferrari.................            10,000 $ 4.25  Mar. 1999   (4)
Calvin K. Lee......................            10,000 $ 1.75  Jan. 1998   (3)
                                               20,000 $10.50  Jan. 2000   (3)
Roger H. Lipton.................... 27,500(5)         $0.001  Jan. 1997
                                               10,000 $ 0.75  June 1997   (4)
                                                5,000 $ 1.75  Jan. 1998   (3)
                                               20,000 $10.50  Jan. 2000   (3)
Theresa M. Mitchell................           120,000 $ 9.60  Nov. 1999   (6)
Jeffrey A. Saal, M.D...............            10,000 $ 1.75  Feb. 1998   (4)
                                               10,000 $ 4.25  Mar. 1999   (4)
Hugh R. Sharkey.................... 34,000(5)         $ 0.10 April 1999
                                               20,000 $10.50  Jan. 2000   (3)
Nancy V. Westcott.................. 46,875(5)         $ 1.50  Feb. 1999
                                    12,500(5)         $ 1.50  June 1999
                                               90,625 $ 1.50  Nov. 1997   (6)
                                               20,000 $10.50  Jan. 2000   (3)

--------
(1) Shares were issued as a bonus to Mr. Anstey.
(2) Shares vest at the rate of 6/48ths six months after the vesting commencement date and 1/48th per month thereafter.
(3) Shares vest at the rate of 1/48th per month after the vesting commencement date.
(4) Shares vest at the rate of 1/24th per month after the vesting commencement date.
(5) Shares were purchased with cash pursuant to an option exercise.
(6) Shares vest as follows: 1/4th of the total shares vest on the one year anniversary of the vesting commencement date and 1/48th of the total shares vest on the monthly anniversary of the vesting commencement date thereafter.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 31, 1999, as adjusted to reflect the sale of common stock offered hereby, by:

    . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock,

    . each director,

    . our chief executive officer and our four other most highly compensated executive officers, and

    . all directors and officers as a group.

                                                          Percent Beneficially
                                                                Owned(2)
                                                          --------------------
                                                Number of  Before     After
                     Name                        Shares   Offering Offering(1)
                     ----                       --------- -------- -----------
Patrick F. Latterell(3)........................ 1,678,825   10.2%      8.2%
Entities Associated with Venrock
 Associates(4)................................. 1,673,825   10.1%      8.2%
 30 Rockefeller Plaza, Suite 5508
 New York, NY 10112
Entities Associated with Pequot Private Equity
 Fund, L.P.(5)................................. 1,378,157    8.4%      6.7%
 500 Nayala Farm Road
 Westport, CT 06880
Entities Associated with Delphi Ventures(6).... 1,354,496    8.2%      6.6%
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025
Stephen Brackett(7)............................   941,176    5.7%      4.6%
Gerlach & Co. as nominee for The Manufacturers
 Life Insurance Company (U.S.A.)...............   941,176    5.7%      4.6%
 45 Milk Street, Suite 600
 Boston, MA 02109-5105
Hugh R. Sharkey(8).............................   916,429    5.6%      4.5%
Gary S. Fanton, M.D.(9)........................   658,749    4.0%      3.2%
Jeffrey A. Saal, M.D.(10)......................   619,860    3.7%      3.0%
Kenneth W. Anstey(11)..........................   402,328    2.4%      1.9%
Richard M. Ferrari(12).........................   194,583    1.2%        *
Roger H. Lipton(13)............................   180,053    1.1%        *
Calvin K. Lee(14)..............................   110,957      *         *
Nancy V. Westcott(15)..........................    84,791      *         *
All directors and officers as a group (ten
 persons)(16).................................. 5,787,751   33.5%     27.2%

--------
  *  Less than 1% of the outstanding shares of common stock.
 (1) Assumes no exercise of the underwriters' over-allotment option. Except under applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.
 (2) Options vested as of February 29, 2000 are included as shares beneficially owned. For the purposes of calculating percent ownership, as of December 31, 1999, 16,491,149 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options vested as of February 29, 2000, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o
   ORATEC Interventions, Inc., 3700 Haven Court, Menlo Park, CA 94025.
 (3) Includes 1,673,825 shares held by entities associated with Venrock Associates, of which Mr. Latterell is a general partner. Mr. Latterell disclaims beneficial ownership of the shares held by the entities except to the extent of his pecuniary interest therein.
 (4) Consists of 795,296 shares held by Venrock Associates II, L.P. and
     878,529 shares held by Venrock Associates. The general partners of these funds who share voting and dispositive power over these shares are Anthony B. Evnin, Ted H. McCourtney and Anthony Sun.
 (5) Consists of 1,223,276 shares held by Pequot Private Equity Fund, L.P. and 154,881 shares held by Pequot Offshore Private Equity Fund, Inc. The beneficial owner of these shares is Pequot Capital Management, Inc. The investment committee of Pequot Capital Management consists of Mark
     Broach, Lawrence Lenihan, Gerald A. Poch and Arthur J. Samberg, all of whom share voting and dispositive power over these shares.
 (6) Consists of 1,330,542 shares held by Delphi Ventures III, L.P. and 23,954 shares held by Delphi Bioinvestments III, L.P. The general partner of these funds is Delphi Management Partners III, L.L.C., and the managing members of Delphi Management Partners, all of whom share voting and dispositive power over these shares, are James J. Bochnowski, David L. Douglass and Donald J. Lothrop. Each of these managing members disclaims beneficial ownership of the shares held by these funds except to the extent of each of their pecuniary interests in the partnerships.
 (7) Consists of 941,176 shares held by Gerlach & Co. as nominee for The Manufacturers Life Insurance Company (U.S.A.), of which Mr. Brackett is a managing director. Mr. Brackett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The other managing directors of MF Private Capital, Inc., with whom Mr. Brackett shares voting and dispositive power over these shares, are David Alpert, Raymond Britt, Myles Gilbert and William Sheehan. In addition, Richard Coles, an Executive Vice President of The Manufacturers Life Insurance Company, also shares voting and dispositive power over these shares.
 (8) Includes 107,531 shares held in trust for or on behalf of Mr. Sharkey's children, 616,394 shares held by the Sharkey-Daly Family Trust, 33,000 shares held by Kathleen Daly, Mr. Sharkey's spouse and 416 shares issuable upon exercise of options vested as of February 29, 2000.
 (9) Includes 54,583 shares issuable upon exercise of options vested as of February 29, 2000.
(10) Includes 54,583 shares issuable upon exercise of options vested as of February 29, 2000 and 116,000 shares held in trust for Dr. Saal's children.
(11) Includes 376,250 shares issuable upon exercise of options vested as of February 29, 2000 and 16,666 shares held by Mary Jo Anstey, Mr. Anstey's spouse.
(12) Consists of 84,583 shares issuable upon exercise of options vested as of February 29, 2000, 85,000 shares held by Saratoga Ventures, a limited partnership of which Mr. Ferrari is the general partner, and 25,000 shares held by Ferrari Partners, a limited partnership of which Mr. Ferrari is a limited partner. Mr. Ferrari disclaims beneficial ownership of the shares held by Ferrari Partners except to the extent of his pecuniary interest in the partnership.
(13) Includes 118,436 issuable upon exercise of options vested as of February 29, 2000.
(14) Includes 88,957 shares issuable upon exercise of options vested as of February 29, 2000.
(15) Includes 25,416 shares issuable upon exercise of options vested as of February 29, 2000.
(16) Includes 802,392 shares issuable upon exercise of options vested as of February 29, 2000 held by all directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

Common Stock

  As of December 31, 1999, there were 16,491,149 shares of common stock outstanding, held of record by approximately 349 stockholders, which reflects the conversion of all outstanding shares of preferred stock into common stock. In addition, as of December 31, 1999, there were 3,374,037 shares of common stock subject to outstanding options and 212,908 shares of common stock subject to outstanding warrants. Upon completion of this offering, there will be 20,491,149 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option or additional exercise of outstanding options under our stock option plan and warrants.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Our Policy Regarding Dividends." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

  Immediately before the closing of the offering, all outstanding shares of preferred stock will be converted into 12,079,948 shares of common stock and will be automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

  As of December 31, 1999 there were the following warrants outstanding:

  . a warrant to purchase 55,555 shares of Series B preferred stock with an exercise price of $1.35, which expires on March 20, 2001;

  . warrants to purchase an aggregate of 35,000 shares of Series C preferred stock with an exercise price of $3.00, which expire five years after the closing of this initial public offering; and

  . a warrant to purchase 122,353 shares of Series E preferred stock with an exercise price of $4.25 which expires two years after the closing of this initial public offering.

  All of these warrants become exercisable for shares of common stock upon the closing of this initial public offering.

Registration Rights

  The holders of 11,805,857 shares of common stock, the "registrable securities," are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

  . The holders of at least 40% of the registrable securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for such registrable securities is more than $5,000,000. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their registrable securities in such registration. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . The holders of at least 30% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate offering price is more than $1,000,000. The holders of registrable securities may only exercise these Form S-3 registration rights twice, and may not exercise this right within six months after the effective date of a previous registration.

  Holders of warrants exercisable for a total of 212,908 shares of common stock have the right to include these shares in a piggyback or Form S-3 registration. We will bear all registration expenses other than underwriting discounts and commissions, except that we shall only pay registration expenses for one Form S-3 registration in any twelve month period. All registration rights terminate on the date five years after the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder owns less than 1% of the voting stock, or can sell all of his or her shares in any three month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

  Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third-party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ORATEC to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

  A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

  Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. Our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our bylaws provide that, upon our stock being listed on the Nasdaq National Market and upon our having at least 800 shareholders of record at an annual meeting, shareholders will no longer be able to call special shareholder meetings. Our certificate of incorporation provides that at our first annual meeting of stockholders following the date on which we have at least 800 stockholders, the board of directors shall be divided into three classes, with staggered three year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. The other classes of directors will continue to serve for the remainder of their three year terms. These provisions, which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management. In addition, a director may be removed from office:

  . for cause, by a vote of the holders of a majority of the outstanding shares, and

  . without cause, by a vote of the holders of at least 66 2/3% of the outstanding shares.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, and its address and telephone number are 40 Wall Street, New York, NY 10005 (tel.) (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, only 41,000 shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of the offering, we will have 20,491,149 outstanding shares of common stock. Of these shares, the 4,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% stockholders.

  The remaining 16,491,149 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  Our directors, officers and security holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch & Co. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by each of Merrill Lynch & Co. and ORATEC. Taking into account the lock-up agreements, and assuming Merrill Lynch & Co. and we do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, the 4,000,000 shares sold in the offering and 41,000 additional shares will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, approximately 13,790,081 shares will be eligible for sale, 5,020,119 of which will be subject to volume, manner of sale and other limitations under Rule 144.

  . The remaining 2,660,068 shares will be eligible for sale pursuant to Rule
    144 upon the expiration of various one-year holding periods during the six months following 180 days after the effective date.

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding
    which will equal approximately   shares immediately after the offering;
    or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at anytime during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

  In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1995 plan, the 1999 plan, the 1999 employee stock purchase plan, the 1999 directors' stock option plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999 there were outstanding options for the purchase of 3,374,037 shares of common stock, of which options to purchase 1,526,050 shares were exercisable.

                                  UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock listed opposite its name below.

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................................
      J.P. Morgan Securities Inc......................................
      U.S. Bancorp Piper Jaffray Inc..................................
                                                                       ---------

           Total...................................................... 4,000,000
                                                                       =========

  In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions described in the purchase agreement, to purchase all of the shares of common stock being sold pursuant to this agreement if any of the shares of common stock being sold pursuant to the agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

  We have agreed to indemnify the underwriters against the liabilities described in the underwriting agreement, including liabilities under the Securities Act as provided in the underwriting agreement, or to contribute to payments the underwriters may be required to make.

Commissions and Discounts

  The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price described on the cover page of this prospectus, and to dealers
at that price less a concession not in excess of $   per share. The
underwriters may allow, and those dealers may reallow, a discount not in excess
of $   per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The following table shows the per share and total public offering price, the underwriting discount we will pay to the underwriters and the proceeds we will receive before expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
Public offering price......................................    $      $      $
Underwriting discount......................................    $      $      $
Proceeds, before expenses, to ORATEC.......................    $      $      $

  The expenses of the offering, not including the underwriting discount, are estimated at $ million and are payable by us.

  The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify their offer and to reject orders in whole or in part.

Over-allotment Option

  We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price described on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to the conditions described in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

  At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold to directors, officers, employees, business associates and related persons of ORATEC. The number of shares of common stock available for sale to the general public will be reduced to the extent those persons purchase reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. Reserved shares will be sold at the initial public offering price.

No Sales of Similar Securities

  We and our executive officers and directors and almost all of existing stockholders have agreed, not to directly or indirectly, for a period of 180 days after the date of this prospectus:

  . offer, sell, contract to sell, grant any option or warrant for the sale of, register, or otherwise transfer, dispose of, loan, pledge or grant any rights with respect to any shares of capital stock of ORATEC or securities convertible into or exchangeable or exercisable for, or any rights to purchase or acquire, shares of capital stock of ORATEC, including, without limitation, common stock which may be deemed to be beneficially owned by the stockholder in accordance with the rules and regulations of the SEC.

  The foregoing restriction is expressly agreed to preclude stockholders from engaging in any hedging or other transaction which is designed to result in a disposition of securities during the 180-day lock-up period, even if such securities would be disposed of by someone other than the stockholder.

Initial Public Offering Price

  Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are

  . price-earnings ratios of publicly traded companies that the representatives believe to be comparable to ORATEC;

  . financial information about us and the industry in which we compete; and

  . an assessment of our management, our past and present operations, our prospects for, and timing of, future revenue, and the present state of our development.

  If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

  The representatives may also impose a penalty bid on other underwriters and selling group members, which means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  An active trading market for our common stock may not develop and the price at which our stock trades after the offering may be below the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

  Until the distribution of the common stock is completed, the rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it discourages resales of the common stock.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in any stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

  Merrill Lynch will be facilitating Internet distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.

                                 LEGAL MATTERS

  The validity of our common stock offered hereby will be passed upon for ORATEC by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Mark Weeks, a director of Venture Law Group, is the Assistant Secretary of ORATEC. Legal matters with respect to information contained in this prospectus under the captions "Risk Factors--Because the medical device industry is litigious, we are susceptible to an intellectual property suit," "--If we are sued for patent infringement, we could be prevented from selling our products and our business could suffer," and "-- Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights" and "Business--Patents and Proprietary Technology" will be passed upon for ORATEC by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, patent counsel to ORATEC. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, 650 Town Center Drive, 20th floor, Costa Mesa, CA 95626. As of the date of this prospectus, an investment partnership controlled by Venture Law Group beneficially owns 31,333 shares of ORATEC'S common stock. As of the date of this prospectus, partners of Wilson Sonsini Goodrich & Rosati, a Professional Corporation, beneficially own 45,000 shares of ORATEC's common stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The statements set forth in this prospectus under the captions "Risk Factors--Because the medical device industry is litigious, we are susceptible to an intellectual property suit," "--If we are sued for patent infringement, we could be prevented from selling our products and our business could suffer," and "--Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights" and "Business--Patents and Proprietary Technology" have been reviewed and approved by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, patent counsel to ORATEC, as experts in such matters, and are included herein in reliance upon its review and approval.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement, which includes any amendments to the registration statement, on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. There are items contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to ORATEC and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits, and the financial statements and notes filed as a part of the registration statement. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement, including the exhibits, financial statements and notes filed as a part of the registration statement, as well as reports and other information filed with the Securities and Exchange Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. These reports and other information may also be inspected without charge at a website maintained by the Securities and Exchange Commission. The address of the SEC site is http://www.sec.gov.

                           ORATEC INTERVENTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statement of Redeemable Convertible Preferred Stock and Stockholders'
 Equity................................................................... F-5
Statements of Cash Flows.................................................. F-6
Notes to Financial Statements............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ORATEC Interventions, Inc.

  We have audited the accompanying balance sheets of ORATEC Interventions, Inc. as of December 31, 1998 and 1999, and the related statements of operations, cash flows, and statement of redeemable convertible preferred stock and stockholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of ORATEC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORATEC Interventions, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
January 17, 2000

                           ORATEC INTERVENTIONS, INC.

                                 BALANCE SHEETS

                (In thousands, except share and per share data)

                                              December 31,         Pro Forma
                                            ------------------  at December 31,
                                              1998      1999         1999
                                            --------  --------  ---------------
                                                                  (unaudited)
Assets
Current assets:
  Cash and cash equivalents...............  $ 11,583  $  5,943
  Short term investments..................     3,998     2,931
  Accounts receivable, less allowance for
   doubtful accounts of $216 in 1998 and
   $528 in 1999...........................     2,905     6,306
  Inventories.............................     1,421     3,248
  Prepaid expenses and other current
   assets.................................       513     1,004
                                            --------  --------
    Total current assets..................    20,420    19,432
Property and equipment, net...............     3,775     4,409
                                            --------  --------
                                            $ 24,195  $ 23,841
                                            ========  ========
Liabilities and stockholders' equity
Current liabilities:
  Bank borrowings.........................  $  1,178  $  3,427
  Accounts payable........................     1,672     1,735
  Accrued compensation and benefits.......     1,327     2,953
  Other accrued liabilities...............     1,637     1,817
  Current portion of notes payable........       --      1,705
  Current portion of equipment financing
   obligations............................       609     1,425
                                            --------  --------
    Total current liabilities.............     6,423    13,062
Long term notes payable...................       --      2,295
Long term equipment financing
 obligations..............................     2,702     2,053
Commitments
Redeemable convertible preferred stock,
 $0.001 par value, issuable in series;
 12,400,000 shares authorized in 1998 and
 1999 (5,000,000 shares pro forma);
 12,045,831 and 12,079,948 shares issued
 and outstanding in 1998 and 1999, respec-
 tively (none pro forma); aggregate re-
 demption value of $36,380 at December 31,
 1998 and $36,426 at December 31,
 1999 (none pro forma)....................    35,816    35,816     $    --
Common stock, $0.001 par value; 19,900,000
 shares authorized in 1998 and 1999
 (75,000,000 shares pro forma); 4,026,341
 and 4,411,201 shares issued and outstand-
 ing in 1998 and 1999, respectively
 (16,491,149 shares pro forma)............         4         4           16
Additional paid-in capital................       266     1,625       37,429
Deferred stock compensation...............       --       (320)        (320)
Receivable from stockholder...............       --         (9)          (9)
Accumulated deficit.......................   (21,016)  (30,685)     (30,685)
                                            --------  --------
                                            $ 24,195  $ 23,841
                                            ========  ========

                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

                            STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                                    Years ended December 31,
                                                    --------------------------
                                                     1997      1998     1999
                                                    -------  --------  -------
Sales.............................................  $ 2,600  $ 11,129  $31,365
Cost of sales.....................................    1,741     6,566   13,030
                                                    -------  --------  -------
Gross profit......................................      859     4,563   18,335
Operating expenses:
  Research and development........................    2,147     4,056    4,709
  Sales and marketing.............................    2,622     8,318   17,541
  General and administrative......................    3,088     3,374    5,043
                                                    -------  --------  -------
Total operating expenses..........................    7,857    15,748   27,293
                                                    -------  --------  -------
Loss from operations..............................   (6,998)  (11,185)  (8,958)
Interest and other income.........................      196       265      646
Interest and other expense........................      (30)     (422)  (1,357)
                                                    -------  --------  -------
Net loss..........................................  $(6,832) $(11,342) $(9,669)
                                                    =======  ========  =======
Net loss per common share, basic and diluted......  $ (1.75) $  (2.83) $ (2.30)
                                                    =======  ========  =======
Shares used in computing net loss per common
 share, basic and diluted.........................    3,912     4,006    4,201
Pro forma net loss per share, basic and diluted
 (unaudited)......................................                     $ (0.59)
                                                                       =======
Shares used in computing net loss per share, basic
 and diluted (unaudited)..........................                      16,276



                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

              STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY

                       (In thousands, except share data)

                              Redeemable
                             Convertible
                           Preferred Stock     Common Stock   Additional   Deferred
                          ------------------ ----------------  Paid-In      Stock     Receivable from Accumulated
                            Shares   Amount   Shares   Amount  Capital   Compensation   Stockholder     Deficit
                          ---------- ------- --------- ------ ---------- ------------ --------------- -----------
Balances at December 31,
 1996...................   3,616,911 $ 4,792 3,865,750  $  4    $    1      $ --           $ --        $ (2,842)
Issuance of Series C
 redeemable convertible
 preferred stock........   1,442,542   4,328       --    --        --         --             --             --
Issuance of Series D
 redeemable convertible
 preferred stock (net of
 issuance costs of
 $96)...................   3,228,571  11,204       --    --        --         --            (124)           --
Issuance of common stock
 upon exercise of stock
 options................         --      --     85,304   --         23        --             --             --
Net and comprehensive
 loss...................         --      --        --    --        --         --             --          (6,832)
                          ---------- ------- ---------  ----    ------      -----          -----       --------
Balances at December 31,
 1997...................   8,288,024  20,324 3,951,054     4        24        --            (124)        (9,674)
Warrants to purchase
 122,353 shares of
 Series E preferred
 stock for loan
 arrangement............         --      146       --    --        --         --             --             --
Compensation expense for
 non-employee options...         --      --        --    --        102        --             --             --
Issuance of common stock
 upon exercise of
 options, net...........         --      --     65,875   --        100        --             --             --
Grant of common stock in
 lieu of compensation...         --      --      9,412   --         40        --             --             --
Cash payments on
 receivable from
 stockholders...........         --      --        --    --        --         --             124            --
Issuance of Series E
 preferred stock (net of
 issuance costs of
 $625)..................   3,757,807  15,346       --    --        --         --             --             --
Net and comprehensive
 loss...................         --      --        --    --        --         --             --         (11,342)
                          ---------- ------- ---------  ----    ------      -----          -----       --------
Balances at December 31,
 1998...................  12,045,831  35,816 4,026,341     4       266        --             --         (21,016)
Issuance of common stock
 upon exercise of
 options ...............         --      --    379,860   --        375        --              (9)           --
Exercise of warrants for
 Series B redeemable
 convertible preferred
 stock .................      34,117     --        --    --        --         --             --             --
Compensation expense for
 non-employee options ..         --      --        --    --        584        --             --             --
Grant of common stock in
 lieu of compensation ..         --      --      5,000   --         40        --             --             --
Deferred stock
 compensation related to
 options granted to
 employees and
 consultants............         --      --        --    --        360       (360)           --             --
Amortization of deferred
 stock compensation.....         --      --        --    --        --          40            --             --
Net and comprehensive
 loss ..................         --      --        --    --        --         --             --          (9,669)
                          ---------- ------- ---------  ----    ------      -----          -----       --------
Balances at December 31,
 1999 ..................  12,079,948 $35,816 4,411,201  $  4    $1,625      $(320)         $  (9)      $(30,685)
                          ========== ======= =========  ====    ======      =====          =====       ========

                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash and cash equivalents
                                 (In thousands)

                                                    Years ended December 31,
                                                    --------------------------
                                                     1997      1998     1999
                                                    -------  --------  -------
Operating activities
Net loss..........................................  $(6,832) $(11,342) $(9,669)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation and amortization...................      573     2,097    3,208
  Compensation expense for options granted to non-
   employees......................................      --        102      584
  Issuance of equity for non-cash benefits........      --        186       40
  Non-cash interest expense.......................      --        108      350
  Changes in operating assets and liabilities:
    Accounts receivable...........................     (897)   (2,008)  (3,401)
    Inventories...................................     (419)     (919)  (1,827)
    Prepaid expenses and other current assets.....     (491)       80     (491)
    Accounts payable..............................    1,654       203       63
    Accrued compensation and benefits.............      228     1,051    1,626
    Other accrued liabilities.....................      --      1,205      180
                                                    -------  --------  -------
Net cash used in operating activities.............   (6,184)   (9,237)  (9,337)
                                                    -------  --------  -------
Investing activities
Purchases of short term investments...............   (3,500)   (3,998) (7,154)
Sales of short term investments...................      411     3,650    8,221
Capital expenditures..............................   (2,183)   (3,631)  (3,802)
                                                    -------  --------  -------
Net cash used in investing activities.............   (5,272)   (3,979)  (2,735)
                                                    -------  --------  -------
Financing activities
Proceeds from issuance of preferred stock.........   15,408    15,346      --
Proceeds from issuance of common stock............       23       100      366
Receipts from stockholder receivables.............      --        124      --
Proceeds from bank borrowings.....................      --      1,178    2,249
Proceeds from notes payable.......................      --        --     4,000
Proceeds from equipment financing obligations.....      506     3,000      633
Repayment of equipment financing obligations......     (163)     (484)    (816)
                                                    -------  --------  -------
Net cash provided by financing activities.........   15,774    19,264    6,432
                                                    -------  --------  -------
Net increase (decrease) in cash and cash
 equivalents......................................    4,318     6,048   (5,640)
Cash and cash equivalents at beginning of period..    1,217     5,535   11,583
                                                    -------  --------  -------
Cash and cash equivalents at end of period........  $ 5,535  $ 11,583  $ 5,943
                                                    =======  ========  =======
Supplemental schedule of noncash investing and
 financing activities
Issuance of stock to stockholders for
 receivables......................................  $   124  $    --   $     9
                                                    =======  ========  =======
Deferred stock compensation.......................  $   --   $    --   $   360
                                                    =======  ========  =======
Supplemental disclosure of cash flow information
Cash payments for interest........................  $    30  $    272  $ 1,008
                                                    =======  ========  =======

                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Organization and Summary of Significant Accounting Policies

 The Company

  ORATEC Interventions, Inc. was incorporated in the State of California on May 26, 1993 to develop medical devices which use controlled thermal energy to treat spine and joint disorders. ORATEC's products use heat to modify, cut or remove damaged or stretched soft tissue. In August 1999, ORATEC's stockholders authorized the reincorporation of ORATEC in the state of Delaware. The accompanying financial statements have been adjusted retroactively to reflect the reincorporation.

 Basis Of Presentation

  Certain amounts in 1997 and 1998 have been restated to conform to the current period presentation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

 Unaudited Pro Forma Redeemable Convertible Preferred Stock and Stockholders' Equity

  If ORATEC's initial public offering as described in Note 14 is consummated, all of the redeemable convertible preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma redeemable convertible preferred stock and stockholders' equity at December 31, 1999 has been adjusted for the assumed conversion of redeemable convertible preferred stock based on the shares of redeemable convertible preferred stock outstanding at December 31, 1999.

 Cash Equivalents and Short Term Investments

  ORATEC considers all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

  In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ORATEC classifies its debt securities as "available-for-sale" securities for use in its current operations. Such debt securities are carried at amortized cost which approximates fair value. The cost of the securities sold is based on specific identification.

 Fair Value of Financial Instruments

  The fair values of marketable securities, as described in Note 5, are based on quoted market prices and are not necessarily indicative of the amounts that ORATEC could realize in a current market exchange. The carrying value of those securities approximates their fair value.

  The fair value of notes payable, as described in Note 10, are estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying values of these obligations approximate their respective fair values.

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1999


  The fair value of short term and long term equipment financing obligations and bank borrowings, as described in Notes 8 and 9, are estimated based on current interest rates available to ORATEC for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight line method over the estimated useful lives of the respective assets, generally two to seven years. The cost of generators in service is depreciated into cost of sales over an estimated useful lives ranging from two to three years.

 Impairment of Long-Lived Assets

  In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), ORATEC reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999 there have been no such losses.

 Revenue Recognition

  ORATEC recognizes revenue upon shipment of products to customers or when inventory provided to customers by ORATEC employees or sales agencies has been used at their facility as evidenced by receipt of a purchase order. If title to the products does not pass until receipt by the customer, revenue is deferred until proof of receipt is obtained. ORATEC's return policy allows customers to return new products up to 90 days after a sale. To date, returns have been insignificant. Title has been retained to the majority of arthroscopy generators, which have been placed with customers for their use with ORATEC's disposable arthroscopy probes. ORATEC is selling its spine generators following placement with customers for a demonstration period. Revenue is recognized upon customer acceptance evidenced by the issuance of a customer purchase order.

 Advertising Costs

  Advertising costs are expensed as incurred. Advertising costs were not material in 1997, 1998, or 1999.

 Product Liability and Patent Litigation Risks

  The medical device market is litigious and ORATEC may become a party to product liabilty or patent proceedings. The costs of such lawsuits may be material and could effect our earnings and financial position.

 Stock-Based Compensation

  ORATEC accounts for grants of stock options and common stock purchase rights in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees and Related Interpretations." Information regarding pro forma adjustments to net loss, as required by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), is included in Note 11.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

 Comprehensive Income (Loss)

  Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") requires unrealized gains or losses on ORATEC's available-for-sale investments to be included in other comprehensive income. For the years ended December 31, 1997, 1998 and 1999, comprehensive loss approximated net loss as other comprehensive income was not material.

 Net Loss Per Share

  Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method).

  The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

  A reconciliation of shares used in the calculations is as follows (in thousands):

                                                                 Years ended
                                                                 December 31,
                                                              ------------------
                                                              1997  1998   1999
                                                              ----- ----- ------
   Basic and diluted unaudited:
     Weighted-average shares of common stock outstanding....  3,912 4,006  4,201
                                                              ===== ===== ======
   Pro forma basic and diluted (unaudited):
     Shares used above......................................               4,201
     Pro forma adjustment to reflect weighted-average effect
      of assumed conversion of redeemable convertible
      preferred stock.......................................              12,075
                                                                          ------
                                                                          16,276
                                                                          ======

  The following outstanding options, warrants, and redeemable convertible preferred stock (on an as converted basis) were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

                                                                December 31,
                                                             -------------------
                                                             1997   1998   1999
                                                             ----- ------ ------
   Options and warrants..................................... 2,369  2,985  3,582
   Redeemable convertible preferred stock................... 8,288 12,046 12,080

 Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 and is not anticipated to have an impact on ORATEC's results of operations or financial condition when adopted as ORATEC holds no derivative financial instruments and does not currently engage in hedging activities.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

2. Accounts Receivable

  Accounts receivable is stated net of allowance for doubtful accounts. A summary of movement in the allowance is as follows (in thousands):

                                                                 Years ended
                                                                December 31,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----- ----  ----
   Balance at beginning of period............................. $ --  $106  $216
   Additions charged to costs and expenses....................   106  151   363
   Write-off of uncollectible accounts........................   --   (41)  (51)
                                                               ----- ----  ----
   Balance at end of period................................... $ 106 $216  $528
                                                               ===== ====  ====

3. Inventories

  Inventories are stated at the lower of standard cost or market. Standard costs approximate average actual costs. Inventories are summarized below (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
   Raw materials................................................. $  432 $1,087
   Work-in-process...............................................     41    284
   Finished goods................................................    370    790
   Electrothermal generators held for sale.......................    578  1,087
                                                                  ------ ------
                                                                  $1,421 $3,248
                                                                  ====== ======

4. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Electrothermal generators.................................. $ 4,692  $ 7,581
   Computers, machinery and equipment.........................   1,148    1,993
   Furniture and fixtures.....................................     459      451
   Leasehold improvements.....................................     218      294
                                                               -------  -------
                                                                 6,517   10,319
   Less accumulated depreciation and amortization.............  (2,742)  (5,910)
                                                               -------  -------
   Property and equipment, net................................ $ 3,775  $ 4,409
                                                               =======  =======

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999


5. Cash Equivalents and Short Term Investments

  Cash equivalents and short term investments include the following (in thousands):

                                                             Amortized Cost and
                                                               Fair Value at
                                                                December 31,
                                                             ------------------
                                                               1998     1999
                                                             ------------------
   Certificates of deposit.................................. $  1,000 $     --
   Corporate commercial paper...............................    2,998     3,781
   Asset-backed auction rate securities.....................    4,500     2,004
                                                             -------- ---------
                                                             $  8,498 $   5,785
                                                             ======== =========
   Reported as:
     Cash equivalents....................................... $  4,500 $   2,854
     Short term investments.................................    3,998     2,931
                                                             -------- ---------
                                                             $  8,498 $   5,785
                                                             ======== =========

  At December 31, 1998 and 1999, the average maturity of the investments was approximately two months.

  There were no material gross realized gains or losses from sales of securities in the periods presented. Unrealized gains and losses on investments were not material at December 31, 1998 or 1999.

6. Other Accrued Liabilities

  Other accrued liabilities consisted of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
   Professional fees............................................. $  529 $  581
   Dealer commissions............................................    138    299
   Clinical and development costs................................    452    189
   Other.........................................................    518    748
                                                                  ------ ------
                                                                  $1,637 $1,817
                                                                  ====== ======

7. Operating Lease Commitments

  ORATEC leases its facilities under various agreements expiring through March 2005. Rent expense was approximately $230,000, $320,000 and $525,000 for the years ended December 31, 1997, 1998 and 1999. ORATEC has the option to extend the term of the majority of its operating leases for three additional years. At December 31, 1999, minimum future rental payments under operating leases are as follows (in thousands):

   Year ended December 31,
   2000................................................................. $  699
   2001.................................................................    536
   2002.................................................................    531
   2003.................................................................    351
   2004.................................................................    148
   Thereafter...........................................................     37
                                                                         ------
                                                                         $2,302
                                                                         ======

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999


8. Equipment Financing Obligations

  In March 1996, a financial institution made available to ORATEC equipment loans of up to $500,000 on which interest accrues at a rate of 8% per annum. Final drawdown of all amounts available under this line was made in September 1997.

  In October 1997, two financial institutions made available to ORATEC equipment loans of up to an aggregate $1,000,000 on which interest is fixed at the time of each drawdown. At December 31, 1999, approximately $924,000 had been drawn down under three promissory notes with interest ranging between 7% and 8%. Principal and interest under the notes must be repaid according to the terms of each promissory note issued. In accordance with the loan agreements, ORATEC granted the lenders perfected security interests in some specified computer, manufacturing, laboratory and office equipment and furniture.

  In August 1998, a financial institution made available to ORATEC an equipment loan on which the interest is fixed at the time of each drawdown. The loan is secured by a security interest in the equipment financed and a junior interest in the other assets of ORATEC. At December 31, 1999, ORATEC had drawn down the total loan of $2,562,415 with interest rates of 12% to 13%.

  Future minimum payments under equipment financing obligations are as follows at December 31, 1999 (in thousands):

   Year ended December 31,
     2000.............................................................. $ 1,758
     2001..............................................................   1,744
     2002..............................................................     223
                                                                        -------
   Total minimum payments..............................................   3,725
   Less amount representing interest...................................    (247)
                                                                        -------
   Present value of minimum payments...................................   3,478
   Less current portion................................................  (1,425)
                                                                        -------
   Long term portion................................................... $ 2,053
                                                                        =======

9. Bank Borrowings

  In June 1998, ORATEC entered into a loan and security agreement for a revolving line of credit of up to $2,500,000. In October 1999 the line of credit was increased to $4,000,000. The line of credit bears interest at 1% above the prime rate and has a first priority security interest over the assets of ORATEC. The loan agreement requires the lender's consent before ORATEC can incur additional debt. ORATEC is subject to covenants under the terms of the agreement including a maximum debt to tangible net worth ratio of 3:1. During the third quarter of 1998, ORATEC was not in compliance with these financial covenants, including a profitability covenant and the maximum debt to tangible net worth ratio. ORATEC received a waiver from the lender for its non-compliance. At December 31, 1999, ORATEC was in compliance with all financial covenants. At December 31, 1999, the balance outstanding under this agreement was $3,427,449 and the unused line of credit was $572,551. The weighted-average interest rate for 1999 was 9.0%.

10. Notes Payable

  In December 1998, a financial institution made available to ORATEC a loan facility of up to $4,000,000 which bears interest at 13.5% per annum, subject to changes in the three year treasury rates. The loan is covered by a subordinated security interest in the assets of ORATEC. In connection with the set up of the loan arrangement, ORATEC agreed to issue to the financial institution a warrant to purchase 122,353 shares of

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

ORATEC's Series E preferred stock at $4.25 per share. For accounting purposes, the warrant was valued at $145,821 and was fully expensed in 1998. ORATEC drew down the full $4,000,000 in January 1999.
  At December 31, 1999, the total loan of $4,000,000 was outstanding in the form of two notes payable of $2,000,000 each bearing interest at 13.1% per annum. The notes are repayable over three years after an initial twelve months of interest-only payments. The annual maturities of the notes at December 31, 1999 were as follows: $1,705,000, $2,107,000 and $188,000 for the years ended
December 31, 2000, 2001 and 2002, respectively.

11. Redeemable Convertible Preferred Stock and Common Stock

 Redeemable Convertible Preferred Stock

  A summary of redeemable convertible preferred stock ("preferred stock") is as follows:

                                                     December 31,
                         ---------------------------------------------------------------------
                                        1998                               1999
                         ---------------------------------- ----------------------------------
                                                Redemption/                        Redemption/
                                    Issued and  Liquidation            Issued and  Liquidation
                         Authorized Outstanding    Value    Authorized Outstanding    Value
                         ---------- ----------- ----------- ---------- ----------- -----------
Series A................    260,416    260,416  $   250,000    260,416    260,416  $   250,000
Series B................  3,462,050  3,356,495    4,531,268  3,462,050  3,390,612    4,577,326
Series C................  1,477,542  1,442,542    4,327,638  1,477,542  1,442,542    4,327,638
Series D................  3,228,571  3,228,571   11,299,998  3,228,571  3,228,571   11,299,998
Series E................  3,971,421  3,757,807   15,970,680  3,971,421  3,757,807   15,970,680
                         ---------- ----------  ----------- ---------- ----------  -----------
                         12,400,000 12,045,831  $36,379,584 12,400,000 12,079,948  $36,425,642
                         ========== ==========  =========== ========== ==========  ===========

  Each share of Series A, B, C, D, and E preferred stock is convertible, at the option of the holder, into one share of common stock, subject to adjustments for antidilution. Upon the approval of the holders of a majority of the outstanding shares of the Series A, B, C, D, or E preferred stock, voting as a single class, and a majority of the Series D and E preferred stock, together voting as a single class, the Series A, B, C, D, or E preferred stock are convertible to one share of common stock, subject to adjustments for antidilution. Additionally, the preferred stock will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which ORATEC receives at least $20,000,000 in gross proceeds and the price per share is at least $7.00 (subject to adjustment for a recapitalization, stock splits, or stock dividends).

  Series A, B, C, D, and E preferred stockholders are entitled to annual noncumulative dividends at a rate of $0.08, $0.11, $0.24, $0.29, and $0.34 per share, before and in preference to any dividends paid on common stock, when and as declared by the board of directors. No dividends have been declared as of December 31, 1999.

  The Series A, B, C, D, and E preferred stockholders are entitled to receive, upon liquidation or certain merger transactions, a distribution of $0.96, $1.35, $3.00, $3.50, and $4.25 per share, (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed among the holders of the Series D and E preferred stock and the common stock pro rata based on the number of shares held by each until the Series D and E preferred stockholders have received an aggregate of $10.50 per share. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per share basis among the common stockholders.

  If, upon liquidation, dissolution, or winding up of ORATEC, the assets and funds distributed among the preferred stockholders are insufficient to permit the payment to which they are entitled as set forth above, the

                           ORATEC INTERVENTION, INC.

                               December 31, 1999

entire assets and funds of ORATEC legally available for distribution shall be distributed ratably among the holders of Series A, B, C, D, and E preferred stock in proportion to the aggregate preferential amounts owed to each such holder.

  The Series A, B, C, D, and E preferred stockholders have voting rights substantially equal to the common shares they would own upon conversion, with additional protective provisions requiring a separate class vote of the preferred stock.

  As long as at least 1,000,000 shares of Series D preferred stock remains outstanding, the Series D preferred stockholders shall have the right to elect one member of the board of directors of the corporation. As long as at least 1,000,000 shares of Series E preferred stock remains outstanding, the Series E preferred stockholders shall have the right to elect one member of the board of directors of the corporation. All other members of the board of directors shall be elected by the Series A, B, C, D, and E and common stockholders, voting as a single class on an as-converted basis.

  In accordance with the amended and restated Investor Rights Agreement that ORATEC entered into in December 1998, holders of at least 40% of the common stock issued or issuable upon conversion of the Series A, B, C, D, and E preferred stock may request ORATEC to file a registration statement covering the registration of those securities outstanding, if the aggregate offering price to the public exceeds $5,000,000 after the earlier of December 31, 2000 or six months after the effective date of the first registration statement for a public offering of ORATEC's securities. The Investor Rights Agreement also contains additional registration and information rights for the benefit of the holders of the Series A, B, C, D, and E preferred stock.

 Stock Option Plans

  In July 1995, ORATEC adopted the 1995 Stock Plan (the "95 Plan") and, in November 1999, ORATEC adopted the 1999 Stock Plan (the "99 Plan") in conjunction with ORATEC's reincorporation in Delaware. These plans provide for the issuance of common stock options and common stock purchase rights to employees and consultants of ORATEC. The plans permit ORATEC to (i) grant incentive stock options to employees at no less than 100% of fair value at date of grant as determined by the board of directors; (ii) grant nonstatutory stock options at no less than 85% of fair value; and (iii) sell common stock at no less than 85% of fair value subject to stock purchase agreements. At December 31, 1999, ORATEC had issued 19,412 shares of common stock under 95 Plan stock purchase rights. No stock purchase rights have been issued under the 99 Plan. Incentive stock options become exercisable ratably generally over four years from the date of grant. Nonstatutory stock options granted prior to May 1999 become exercisable ratably generally over two years from the date of grant. Nonstatutory stock options beginning in May 1999 were granted as fully vested. The term of the plans is 10 years. In August 1999, the ORATEC stockholders approved an amendment to the 95 Plan to increase the number of shares reserved for issuance by 1,250,000 shares. ORATEC's board of directors determined that no grants will be made from the 95 Plan subsequent to October 1999 and the 1,165,062 shares available for grant under the 95 Plan at December 31, 1999 were retired. The number of shares initially reserved for issuance under the 99 Plan was 1,149,000. The number of shares reserved for issuance under the 99 Plan is subject to an automatic annual increase on January 1, 2000, 2001 and 2002 equal to the lesser of (i) 1,250,000 shares, (ii) 4% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or, (iii) such lesser number of shares as the board of directors determines. At December 31, 1999, ORATEC had 943,700 options available for future grant under the 99 Plan.

  In August 1999, ORATEC stockholders approved the 1999 Directors' Option Plan (the "Directors' Plan"), which provides for the grant of nonqualified stock options to nonemployee directors of ORATEC. A total of 250,000 shares of common stock have been reserved for issuance under the Directors' Plan. No options had been granted under this plan as of December 31, 1999.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

  A summary of option activity under ORATEC's stock option plans is as follows:

                                             Years ended December 31,
                           ---------------------------------------------------------------
                                  1997                  1998                 1999
                           -------------------- --------------------- --------------------
                                      Weighted-             Weighted-            Weighted-
                                       Average               Average              Average
                                      Exercise              Exercise             Exercise
                            Options     Price    Options      Price    Options     Price
                           ---------  --------- ----------  --------- ---------  ---------
Outstanding at
 beginning of year.......  1,211,750    $0.35    2,228,420    $0.67   2,721,829    $1.46
 Granted.................  1,224,600    $0.99      823,688    $3.46   1,281,000    $6.54
 Canceled................   (121,304)   $0.28     (190,654)   $1.88    (248,932)   $3.84
 Exercised...............    (86,626)   $0.23     (139,625)   $0.76    (379,860)   $0.99
                           ---------            ----------            ---------
Outstanding at
 end of year.............  2,228,420    $0.67    2,721,829    $1.46   3,374,037    $3.26
                           =========            ==========            =========
Weighted-average
 fair value of options
 granted during the year.. $    0.15            $     0.58            $    1.13
                           =========            ==========            =========

                                           December 31, 1999
                          ---------------------------------------------------
                                Options Outstanding       Options Exercisable
                          ------------------------------- -------------------
                                     Weighted-
                                      Average   Weighted-           Weighted-
                                     Remaining   Average             Average
                          Number of Contractual Exercise  Number of Exercise
Range of Exercise Prices   Options     Life       Price    Options    Price
------------------------  --------- ----------- --------- --------- ---------
$0.001 - $0.10              436,165    7.22      $ 0.08     423,195  $ 0.08
 $0.75 - $2.50            1,353,911    8.84      $ 1.05     866,456  $ 0.99
 $3.50 - $5.00              989,661    9.03      $ 4.33     203,830  $ 4.37
 $7.50 - $9.60              594,300    9.71      $ 8.88      32,569  $ 8.16
                          ---------                       ---------
$0.001 - $9.60            3,374,037    8.84      $ 3.26   1,526,050  $ 1.34
                          =========                       =========


  Options exercisable at December 31, 1998 and 1999 were 1,220,102 and 1,520,992, respectively.

  On March 18 and May 14, 1999, ORATEC granted options to purchase 371,000 shares of common stock at $4.25 per share. On May 24, 1999, ORATEC granted options to purchase 26,500 shares of common stock at $7.50 per share. On July 1 and July 22, 1999, ORATEC granted options to purchase 207,000 shares of common stock at $7.50 to $8.00 per share. Deferred compensation of $360,000 has been recorded in 1999 for these option grants based on the deemed fair value of the common stock. The deferred compensation will be amortized to expense over the four year average vesting period of the options.

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if ORATEC had accounted for its employee stock options issued under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method and assumptions for 1997, 1998 and 1999 as follows: risk-free interest rates of 6%, 4.5% and 4.5%; weighted-average expected life of the options was approximately 48 months and no dividends. The effect of applying SFAS 123 to ORATEC's stock option awards would have resulted in a net loss of $11,487,121 ($2.87 per common share) and $10,036,084 ($2.39 per common share) for the years ended December 31, 1998 and 1999, respectively. The pro forma effect for the year ended December 31, 1997 was not materially different from the actual net losses reported. The pro forma net loss is not necessarily indicative of potential pro forma effects on results for future years.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999


  ORATEC has granted 87,303 and 82,750 options to nonemployees in 1998 and 1999, respectively, which resulted in compensation expense of $102,000 and $584,000 in 1998 and 1999, respectively. The options vest primarily over a two-year period and, therefore, ORATEC will record additional expense related to these options in 2000 and 2001.

 Stock Purchase Plan

  In August 1999, the ORATEC stockholders approved the adoption of the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"). A total of 425,000 shares of common stock have been reserved for issuance under the 1999 Purchase Plan. The number of shares reserved for issuance is subject to an automatic annual increase on January 1, 2001, 2002 and 2003 equal to the lesser of (i) 425,000 shares, (ii) 2% of the outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the board of directors determines. The 1999 Purchase Plan permits eligible employees to acquire shares of ORATEC's common stock through periodic payroll deductions of up to 15% of total compensation. An employee may purchase no more than 2,000 shares during any given offering period. Each offering period will have a maximum duration of approximately six months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of ORATEC's common stock at the beginning or the end of each offering period . The initial offering period will commence on the effectiveness of ORATEC's initial public offering.

 Warrants

  In February 1996, ORATEC issued to an employee a warrant to purchase 50,000 shares of Series B preferred stock at a purchase price of $1.35 per share. In the year ended December 31, 1999, these warrants were exercised or cancelled.

  In March 1996, ORATEC issued a warrant to purchase 55,555 shares of Series B preferred stock at a purchase price of $1.35 per share in conjunction with obtaining equipment financing from a lender. The warrant expires in five years from the issuance date.

  In October 1997, ORATEC issued warrants to purchase 35,000 shares of Series C preferred stock at $3.00 per share in conjunction with obtaining an equipment financing facility. The warrants expire at the later of ten years from the issuance date or five years after the closing of ORATEC's initial public offering.

  In December 1998, ORATEC entered into negotiations with a lender to obtain debt financing (see Note 10). As an inducement to conduct negotiations, ORATEC agreed to issue a warrant to purchase 122,353 shares of Series E preferred stock at a purchase price of $4.25 per share. The warrant expires on the earlier of (i) January 2004 or (ii) the earlier of the second anniversary of either ORATEC's initial public offering or an acquisition of ORATEC by a publicly traded company.

  As of December 31, 1999, warrants to purchase a total of 55,555 shares of Series B preferred stock, 35,000 shares of Series C preferred stock and 122,353 shares of Series E preferred stock were outstanding.

 Reserved Stock

  As of December 31, 1999, ORATEC has reserved shares of common stock for future issuance as follows:

   Stock plans.......................................................  4,992,737
   Redeemable convertible preferred stock and warrants............... 12,292,856
                                                                      ----------
                                                                      17,285,593
                                                                      ==========

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

  In addition, ORATEC has reserved the following shares of preferred stock for issuance upon exercise of stock warrants:

   Series B preferred stock.............................................  55,555
   Series C preferred stock.............................................  35,000
   Series E preferred stock............................................. 122,353

12. Income Taxes

  As of December 31, 1999, ORATEC had federal and state net operating loss carryforwards of approximately $24,100,000 and $4,500,000. ORATEC also had federal research and development tax credit carryforwards of approximately $400,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2009 through 2019, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of ORATEC's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                            December 31,
                                                      -------------------------
                                                         1998          1999
                                                      -----------  ------------
   Net operating loss carryforwards.................. $ 7,200,000  $  8,500,000
   Research credit carryforwards.....................     400,000       600,000
   Capitalized research & development................     300,000       500,000
   Inventory reserves ...............................         --      1,100,000
   Accrued liabilities ..............................         --      1,700,000
   Other-net.........................................     100,000      (500,000)
                                                      -----------  ------------
   Net deferred tax assets...........................   8,000,000    11,900,000
   Valuation allowance...............................  (8,000,000)  (11,900,000)
                                                      -----------  ------------
   TOTAL                                              $       --   $        --
                                                      ===========  ============

  Because of ORATEC's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,500,000, $4,300,000 and $3,900,000 during the years ended December 31,
1997, 1998 and 1999.

13. Segment Reporting

  In 1998, ORATEC adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of selected financial information about a company's operating segments and disclosures about a company's products, geographical areas and major customers.

  Since inception, ORATEC has been primarily engaged in one reportable operating segment, providing medical devices which use controlled thermal energy to treat spine and joint disorders. At the present time, ORATEC is organized and managed along functional lines. ORATEC's President and Chief Executive Officer evaluates performance and allocates resources based on the operating results of the whole company. Revenues

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1999

are tracked per product line (spine and arthroscopy) but operating expenses are not allocated to individual product lines so that no measure of profit or loss for any individual product line is available. ORATEC attributes revenues from customers to individual countries based on the location of the customer. Substantially all of ORATEC's revenues to date have been derived from sales to customers in the U.S. Further, all of ORATEC's assets have been located in the U.S. for all periods presented. ORATEC's current products consist of two minimally invasive systems for the treatment of spine and joint disorders.

  ORATEC's spine and arthroscopy product sales are as follows (in thousands):

                                                               Years ended
                                                               December 31,
                                                          ----------------------
                                                           1997   1998    1999
                                                          ------ ------- -------
   Spine................................................. $  --  $ 1,246 $16,163
   Arthroscopy...........................................  2,600   9,883  15,202
                                                          ------ ------- -------
                                                          $2,600 $11,129 $31,365
                                                          ====== ======= =======

14. Initial Public Offering

  In January 2000, ORATEC's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit ORATEC to sell 4 million shares of its common stock to the public at an assumed offering price of $11-$13 per share. Upon completion of ORATEC's initial public offering as described in the registration statement, all outstanding redeemable convertible preferred stock will be converted into 12,079,948 shares of common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 Shares


                              [LOGO OF ORATEC(R)]

                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                              Merrill Lynch & Co.

                               J.P. Morgan & Co.

                           U.S. Bancorp Piper Jaffray

                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by ORATEC in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                    Amount to
                                                                     be Paid
                                                                    ---------
   Securities and Exchange Commission registration fee............. $ 15,787
   NASD filing fee.................................................    6,480
   Nasdaq National Market listing fee..............................   95,000
   Printing and engraving expenses.................................  200,000
   Legal fees and expenses.........................................  250,000
   Accounting fees and expenses....................................  200,000
   Blue Sky qualification fees and expenses........................    5,000
   Transfer Agent and Registrar fees...............................   15,000
   Miscellaneous fees and expenses.................................   12,733
                                                                    --------
     Total......................................................... $800,000(1)
                                                                    ========

--------
(1) Excludes approximately $1 million in initial public offering expenses, which were written off in 1999 as a result of the postponement of the offering.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under the circumstances described in Section 145 of the Delaware General Corporation Law, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article XII of ORATEC's certificate of incorporation (Exhibit 3.2) and Article VI of ORATEC's bylaws (Exhibit 3.4) provide for indemnification of ORATEC's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, ORATEC has entered into indemnification agreements (Exhibit 10.16) with its officers and directors. The underwriting agreement (Exhibit 1.1) also provides for cross-indemnification among ORATEC and the underwriters with respect to the matters described in the underwriting agreement including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since December 31, 1996, ORATEC has sold and issued the following securities:

    (1) In March through December 1997, we issued and sold shares of Series C preferred stock convertible into an aggregate of 1,442,542 shares of common stock to a total of 120 investors for an aggregate purchase price of $4,327,626.

    (2) In October 1997, we issued warrants to purchase shares of Series C preferred stock convertible into an aggregate of 35,000 shares of common stock to two lenders.

    (3) In November and December 1997, we issued and sold shares of Series D preferred stock convertible into an aggregate of 3,228,571 shares of common stock to a total of 60 investors for an aggregate purchase price of $11,299,999.

    (4) In December 1998, we issued and sold shares of Series E preferred stock convertible into an aggregate of 3,757,807 shares of common stock to a total of 59 investors for an aggregate purchase price of $15,970,680.

    (5) In January 1999, we issued a warrant to purchase Series E preferred stock convertible into an aggregate of 122,353 shares of common stock to one lender.
    (6) In February 1999, we issued and sold 34,117 shares of Series B preferred stock to an executive officer upon his exercise of a warrant.

    (7) From December 31, 1996 through December 31, 1999, under our 1995 stock plan, 606,039 shares of common stock had been issued upon exercise of options, 14,412 shares of common stock had been issued pursuant to restricted stock purchase agreements and, as of December 31, 1999, 3,168,737 shares of common stock were issuable upon exercise of outstanding options.
    (8) From December 31, 1996 through December 31, 1999, under our 1999 stock plan, no shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and, as of December 31, 1999, 205,300 shares of common stock were issuable upon exercise of outstanding options.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in Item 7 and Item 8 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates and warrants issued in the transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

     Number                             Description
     ------                             -----------
      1.1+  Form of Underwriting Agreement (subject to negotiation).
      3.1+  Certificate of Incorporation.
      3.2+  Amended and Restated Certificate of Incorporation, post-IPO.
      3.3+  Bylaws, as amended.
      3.4+  Amended and Restated Bylaws, post-IPO.
      4.1+  Specimen Stock Certificate.
      5.1   Opinion of Venture Law Group regarding the legality of the common stock being registered.
     10.1+  Amended and Restated Investors' Rights Agreement dated December 7,
             1998 among ORATEC and certain investors.
     10.2+  Employment Letter Agreement dated October 29, 1997 between ORATEC and Nancy V. Westcott.
     10.3+  Employment Agreement dated July 14, 1997 between ORATEC and Kenneth
             W. Anstey.
     10.4+  Employment Agreement dated August 21, 1996 and First Amendment to
             Employment Agreement dated July 14, 1997 between ORATEC and Hugh
             Sharkey.
     10.5+  Change of Control Letter Agreement dated 1996 between ORATEC and
             Roger Lipton.
     10.6+  Offer letter dated November 29, 1999 between ORATEC and Theresa
             Mitchell.
     10.7+  1995 Stock Plan, as amended, and form of option agreement.
     10.8+  1995 Stock Plan, as amended (post-IPO).
     10.9+  1999 Stock Plan and form of option agreement.
     10.10+ 1999 Stock Plan and form of option agreement (post-IPO).
     10.11+ 1999 Directors' Stock Option Plan and form of option agreement.
     10.12+ 1999 Employee Stock Purchase Plan and form of subscription agreement.
     10.13+ Lease dated May 7, 1998 between ORATEC and White Properties Joint
             Venture (as amended).
     10.14+ Lease dated August 2, 1996 between ORATEC and Huettig &
             Schromm/Heaton & Keyser.
     10.15+ Lease dated August 25, 1999 between ORATEC and White Properties
             Joint Venture.

      Number                             Description
      ------                             -----------
     10.16+    Form of Indemnification Agreement between ORATEC and directors and officers.
     10.17**++ International Distribution Agreement dated March 30, 1999 between ORATEC and DePuy Acromed, Inc.
     23.1      Consent of Ernst & Young LLP, Independent Auditors.
     23.2      Consent of Venture Law Group, A Professional Corporation (See
                Exhibit 5.1).
     23.3+     Consent of Wilson Sonsini Goodrich & Rosati, a Professional
                Corporation.
     23.4+     Power of Attorney (See page II-4).
     27.1+     Financial Data Schedule.

--------
 + Previously filed.

++ Supersedes previously filed exhibit.
** Confidential treatment has been requested with respect to portions of this exhibit. Portions of this exhibit have been omitted.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on March 28, 2000

                                          ORATEC INTERVENTIONS, INC.

                                                             *
                                          By: _________________________________
                                                     Kenneth W. Anstey
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date


                  *                    President, Chief Executive   March 28, 2000
______________________________________  Officer and Director
          Kenneth W. Anstey             (Principal Executive
                                        Officer)


       /s/ Nancy V. Westcott           Chief Financial Officer      March 28, 2000
 ______________________________________  (Principal Financial and
          Nancy V. Westcott             Accounting Officer)

                  *                    Director                     March 28, 2000
 ______________________________________
           Stephen Brackett

                  *                    Director                     March 28, 2000
 ______________________________________
         Gary S. Fanton, M.D.

                  *                    Director                     March 28, 2000
 ______________________________________
          Richard M. Ferrari

                  *                    Director                     March 28, 2000
______________________________________
         Patrick F. Latterell

                  *                    Director                     March 28, 2000
 ______________________________________
        Jeffrey A. Saal, M.D.

                  *                    Director                     March 28, 2000
 ______________________________________
           Hugh R. Sharkey

      /s/ Nancy V. Westcott
*By:_____________________________
       (Attorney-in-fact)

                                 EXHIBIT INDEX

  Number                               Description
  ------                               -----------
  1.1+     Form of Underwriting Agreement (subject to negotiation).
  3.1+     Certificate of Incorporation.
  3.2+     Amended and Restated Certificate of Incorporation, post-IPO.
  3.3+     Bylaws, as amended.
  3.4+     Amended and Restated Bylaws, post-IPO.
  4.1+     Specimen Stock Certificate.
  5.1      Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1+     Amended and Restated Investors' Rights Agreement dated December 7,
            1998 among ORATEC and certain investors.
 10.2+     Employment Letter Agreement dated October 29, 1997 between ORATEC and Nancy V. Westcott.
 10.3+     Employment Agreement dated July 14, 1997 between ORATEC and Kenneth
            W. Anstey.
 10.4+     Employment Agreement dated August 21, 1996 and First Amendment to
            Employment Agreement dated July 14, 1997 between ORATEC and Hugh
            Sharkey.
 10.5+     Change of Control Letter Agreement dated 1996 between ORATEC and
            Roger Lipton.
 10.6+     Offer letter dated November 29, 1999 between ORATEC and Theresa
            Mitchell.
 10.7+     1995 Stock Plan, as amended, and form of option agreement.
 10.8+     1995 Stock Plan, as amended (post-IPO)
 10.9+     1999 Stock Plan and form of option agreement.
 10.10+    1999 Stock Plan and form of option agreement (post-IPO)
 10.11+    1999 Directors' Stock Option Plan and form of option agreement.
 10.12+    1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.13+    Lease dated May 7, 1998 between ORATEC and White Properties Joint
            Venture (as amended).
 10.14+    Lease dated August 2, 1996 between ORATEC and Huettig &
            Schromm/Heaton & Keyser.
 10.15+    Lease dated August 25, 1999 between ORATEC and White Properties
            Joint Venture.
 10.16+    Form of Indemnification Agreement between ORATEC and officers and directors.
 10.17**++ International Distribution Agreement dated March 30, 1999 between
            ORATEC and DePuy Acromed, Inc.
 23.1      Consent of Ernst & Young LLP, Independent Auditors.
 23.2      Consent of Venture Law Group, A Professional Corporation (See
            Exhibit 5.1).
 23.3+     Consent of Wilson Sonsini Goodrich & Rosati, a Professional
            Corporation.
 23.4+     Power of Attorney (See page II-4).
 27.1+     Financial Data Schedule.

--------
 + Previously filed.

++ Supersedes previously filed exhibit.
** Confidential treatment has been requested with respect to portions of this exhibit. Portions of this exhibit have been omitted.